UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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RUSH ENTERPRISES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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555 IH-35 SOUTH
NEW BRAUNFELS, TEXAS 78130

April 9, 2008

Dear Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2008 Annual Meeting of Shareholders of Rush Enterprises, Inc.  The Annual Meeting will be held on Tuesday, May 20, 2008, at 10:00 a.m., local time, in the main conference room at Rush Enterprises, Inc.’s executive offices, which are located at 555 IH-35 South, Suite 500, New Braunfels, Texas 78130.  The formal Notice of Annual Meeting of Shareholders is set forth in the enclosed materials.

The matters that we expect to act upon at the meeting are described in the accompanying proxy statement.  Following the meeting, shareholders will have the opportunity to ask questions and comment on our operations.

It is important that your views be represented whether or not you are able to be present at the Annual Meeting.  Please sign and return the enclosed proxy card promptly.

We appreciate your investment in Rush Enterprises, Inc. and urge you to return your proxy card as soon as possible.

Sincerely,

W. Marvin Rush
Chairman

RUSH ENTERPRISES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) of Rush Enterprises, Inc. (the “Company”) will be held on Tuesday, May 20, 2008, at 10:00 a.m., local time, in the main conference room at Rush Enterprises, Inc.’s executive offices, which are located at 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, for the following purposes:

•                                          to elect six directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified;

•                                          to approve the adoption of the Amended and Restated 2006 Non-Employee Director Stock Plan;

•                                          to ratify the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

•                                          to consider and act upon any other matter that may properly come before the meeting or any adjournments or postponements thereof, although the Board of Directors is presently unaware of any other business that may be presented for a vote of the shareholders at the Annual Meeting.

Information with respect to the above matters is set forth in the proxy statement that accompanies this Notice of Annual Meeting of Shareholders.

The Board of Directors fixed the close of business on April 4, 2008, as the record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting.  The Company will maintain a list of shareholders entitled to vote at the Annual Meeting at the Company’s principal executive offices during ordinary business hours for ten days prior to the Annual Meeting.  Any shareholder may examine the list for any purpose relevant to the Annual Meeting during such ten-day period.  The list will also be available for examination throughout the duration of the Annual Meeting.

By Order of the Board of Directors,

W. MARVIN RUSH

Chairman

San Antonio, Texas

April 9, 2008

IMPORTANT

You are cordially invited to attend the Annual Meeting in person.  Even if you plan to be present, please mark, sign, date and return the enclosed proxy at your earliest convenience in the envelope provided, which requires no postage if mailed in the United States.

RUSH ENTERPRISES, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be held on May 20, 2008

General Information

This proxy statement and the accompanying proxy card are furnished to the shareholders of Rush Enterprises, Inc., a Texas corporation (the “Company,” “we” or “our”), in connection with the solicitation by the Board of Directors of proxies for use at the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 20, 2008, at 10:00 a.m., local time, in the main conference room at Rush Enterprises, Inc.’s executive offices, which are located at 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, and at any adjournments or postponements thereof, for the purposes set forth in the preceding Notice of Annual Meeting of Shareholders.

The securities of the Company entitled to vote at the Annual Meeting consist of shares of Class A common stock, $.01 par value per share (the “Class A Common Stock”), and shares of Class B common stock, $.01 par value per share (the “Class B Common Stock”).  The Class A Common Stock and the Class B Common Stock are sometimes collectively referred to in this proxy statement as the “Common Stock.”  At the close of business on April 4, 2008 (the “Record Date”), there were outstanding and entitled to vote 26,137,946 shares of Class A Common Stock and 12,272,937 shares of Class B Common Stock.  On September 20, 2007, our Board of Directors declared a 3-for-2 stock split of the Class A Common Stock and Class B Common Stock, to be effected in the form of a stock dividend. On October 10, 2007, the Company distributed one additional share of stock for every two shares of Class A Common Stock and Class B Common Stock held by shareholders of record as of October 1, 2007.  All share and per share data (except par value) in this proxy statement have been adjusted and restated to reflect the stock dividend.  The holders of record of Class B Common Stock on the Record Date will be entitled to one vote per share, and the holders of record of Class A Common Stock will be entitled to 1/20th of one vote per share.  The Company’s Articles of Incorporation do not permit cumulative voting in the election of directors.

The Company’s Annual Report for the year ended December 31, 2007 is also being furnished with this proxy statement.  This proxy statement and the related proxy card are being mailed to the holders of our Common Stock on the Record Date on or about April 15, 2008.  The Annual Report does not constitute a part of the proxy materials.

Voting and Proxy Procedures

Properly executed proxies received in time for the Annual Meeting will be voted in the manner directed therein.  If your proxy card is signed and returned but does not indicate how you would like to vote, the shares represented by the proxy card will be voted “for” the election of the six nominees for director named herein, “for” adoption of the Company’s Amended and Restated 2006 Non-Employee Director Stock Plan and “for” ratification of the appointment of Ernst & Young LLP (“E&Y”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.  Management of the Company does not know of any other matters that may be brought before the Annual Meeting.  However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy card as proxy holders, Steven L. Keller and Martin A. Naegelin, Jr., will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.

If the enclosed proxy is executed and returned, it may nevertheless be revoked by a later-dated proxy or by written notice filed with the Secretary of the Company at the Company’s executive offices at any time before the enclosed proxy card is exercised.  Shareholders attending the Annual Meeting may revoke their prior proxies and vote in person.  The Company’s executive offices are located at 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, and the Company’s mailing address is P.O. Box 34630, San Antonio, Texas 78265-4630.

The holders of a majority of the aggregate voting power represented by the shares of Class A Common Stock and Class B Common Stock, taken together, issued and outstanding at the close of business on the Record Date, whether present in person or represented by proxy at the Annual Meeting, will constitute a quorum for the transaction of business at the Annual Meeting.  Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and “broker non-votes” will be counted as present for purposes of determining a quorum.  A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares.

A plurality of the votes cast at the Annual Meeting is required for the election of directors. Accordingly, the six director nominees receiving the highest number of votes will be elected.  Abstentions and broker non-votes will not be treated as votes cast and, therefore, will not have any effect on the outcome of the election of directors.

The vote of the holders of a majority of the aggregate voting power represented by the shares of Class A Common Stock and Class B Common Stock, taken together, entitled to vote and present in person or represented by proxy at the Annual Meeting, is required for (i) approval of the adoption of the Company’s Amended and Restated 2006 Non-Employee Director Stock Plan, (ii) the ratification of the appointment of Ernst & Young LLP and (iii) any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof.  Abstentions will have the same effect as votes against the proposals to approve the Company’s Amended and Restated 2006 Non-Employee Director Stock Plan and to ratify the appointment of Ernst & Young LLP.  Broker non-votes will not be treated as votes for or against these proposals and, therefore, will not have any effect on the outcome of these proposals.

The Company will pay the cost of solicitation of proxies.  In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of the Company, without additional compensation (other than reimbursement of out-of-pocket expenses), by personal interview, telephone, facsimile and other electronic means.  Upon request, the Company will reimburse brokers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of our Common Stock.

PRINCIPAL SHAREHOLDERS

The table below sets forth certain information with respect to the beneficial ownership of our Common Stock as of March 15, 2008, except as otherwise noted, by:

•                  each person or entity known by us to beneficially own more than five percent (5%) of either class of Common Stock;

•                  each director, director nominee and named executive officer; and

•                  all of our directors and executive officers as a group.

Unless otherwise stated, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by them as set forth opposite their name. Beneficial ownership of our Common Stock has been determined in accordance with the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”).  The percentage of total voting power is based on 1/20th of one vote for each share of Class A Common Stock and one vote for each share of Class B Common Stock owned by each person.

Beneficial Ownership

	Class A Common Stock			Class B Common Stock
Name and Address(1)	Shares	% of Class		Shares	% of Class		% Total Voting Power(2)

W. Marvin Rush(3)	73,136		*	4,236,113	33.9		30.6
Munder Capital Management (4)	—		*	1,682,202	13.5		12.2
Columbia Wanger Asset Management, L.P.(5)	—		*	1,389,350	11.1		10.0
Wasatch Advisors, Inc. (6)	—		*	1,224,092	9.8		8.8
FMR LLC(7)	4,945,625	18.3		765,654	6.1		7.3
Dimensional Fund Advisors LP (8)	2,242,406	8.3		802,264	6.4		6.6
Barclays Global Investors, NA(9)	1,769,920	6.5		—		*		*
Lord, Abbett & Co. LLC (10)	1,614,625	6.0		—		*		*
Ronald J. Krause(11)	120,000		*	45,000		*		*
Harold D. Marshall(12)	120,000		*	—		*		*
Thomas A. Akin(13)	91,500		*	—		*		*
James C. Underwood	—		*	—		*		*
W.M. “Rusty” Rush(14)	54,541		*	91,789		*		*
Martin A. Naegelin, Jr. (15)	39,003		*	6,502		*		*
Daryl L. Gorup(16)	25,273		*	—		*		*
James E. Thor (17)	10,502		*	—		*		*
Steven L. Keller (18)	7,378		*	877		*		*
All executive officers and directors as a group (14 persons, including the executive officers and directors listed above)	537,831	2.0		4,288,492	34.3		31.2

*              Represents less than 1% of the issued and outstanding shares of common stock or total voting power.

(1)                                  Except as otherwise noted, the address of the named beneficial owner is 555 IH-35 South, Suite 500, New Braunfels, Texas 78130.

(2)                                  Based on a total of 26,096,291 shares of Class A Common Stock and 12,272,937 shares of Class B Common Stock issued and outstanding on March 15, 2008, plus vested options and options that will vest within 60 days of March 15, 2008.

(3)                                  Includes 2,749 shares of Class A Common Stock and 3,002,749 shares of Class B Common Stock held by 3MR Partners, L.P., of which W. Marvin Rush is the general partner, and 15,003 shares of Class A Common Stock and 36,750 shares of Class B Common Stock issuable upon the exercise of options.  W. Marvin Rush is the beneficial owner of the shares held by 3MR Partners, L.P.

(4)                                  Munder Capital Management has (i) sole voting power of 1,668,377 shares of Class B Common Stock, and (ii) sole dispositive power of 1,682,202 shares of Class B Common Stock.  The address of Munder Capital Management is 480 Pierce Street, Birmingham, Michigan 48009.  This information is based solely on information contained in Schedule 13G, as amended, filed with the SEC on February 14, 2008.  Munder Capital Management is not affiliated with the Company or any member of the Company’s management.  The Company does not know what natural person or public company has the ultimate voting or investment control over the shares held by Munder Capital Management.

(5)                                  Columbia Wanger Asset Management, L.P. has (i) sole voting power of 1,389,350 shares of Class B Common Stock, and (ii) sole dispositive power of 1,389,350 shares of Class B Common Stock.  The address of Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.  This information is based solely on the information contained in Schedule 13G, as amended, filed with the SEC on January 23, 2008.  Columbia Wanger Asset Management, L.P. is not affiliated with the Company or any member of the Company’s management.  The Company does not know what natural person or public company has the ultimate voting or investment control over the shares held by Columbia Wanger Asset Management, L.P.

(6)                                  Wasatch Advisors, Inc. has (i) sole voting power of 1,224,092 shares of Class B Common Stock, and (ii) sole dispositive power of 1,224,092 shares of Class B Common Stock.  The address of Wasatch Advisors, Inc. is 150 Social Hall Avenue, Salt Lake City, Utah 84111.  This information is based solely on information contained in Schedule 13G, as amended, filed with the SEC on February 14, 2008.  Wasatch Advisors, Inc. is not affiliated with the Company or any member of the Company’s management.  The Company does not know what natural person or public company has the ultimate voting or investment control over the shares held by Wasatch Advisors, Inc.

(7)                                  FMR LLC, together with certain affiliates and subsidiaries, has (i) sole voting power of 633,544 shares of Class A Common Stock and 106,900 shares of Class B Common Stock and (iii) sole dispositive power of 4,945,625 shares of Class A Common Stock and 765,654 shares of Class B Common Stock.  The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.  This information is based solely on the information contained in Schedule 13G, as amended, filed with the SEC on February 14, 2008.  Neither FMR LLC nor its affiliates and subsidiaries listed in such 13G is affiliated with the Company or any member of the Company’s management.  The Company does not know what natural person or public company has the ultimate voting or investment control over the shares held by FMR LLC.

(8)                                  Dimensional Fund Advisors LP has (i) sole voting power of 2,242,406 shares of Class A Common Stock and sole voting power of 802,264 shares of Class B Common Stock, and (ii) sole dispositive power of 2,242,406 shares of Class A Common Stock and sole dispositive power of 802,264 shares of Class B Common Stock.  The address of Dimensional Fund Advisors LP is 1299 Ocean Avenue, Santa Monica, California 90401.  This information is based solely on information contained in Schedule 13G filed with the SEC on February 6, 2008. Dimensional Fund Advisors LP is not affiliated with the Company or any member of the Company’s management.  The Company does not know what natural person or public company has the ultimate voting or investment control over the shares held by Dimensional Fund Advisors LP.

(9)                                  Barclays Global Investors, NA, together with certain affiliates and subsidiaries, has (i) sole voting power of 1,632,669 shares of Class A Common Stock, and (ii) sole dispositive power of 1,769,920 shares of Class A Common Stock.  The address of Barclays Global Investors, NA is 45 Fremont Street, San Francisco, California 94105.  This information is based solely on information contained in Schedule 13G filed with the SEC on February 6, 2008.  Barclays Global Investors, NA is not affiliated with the Company or any member of the Company’s management.  The Company does not know what natural person or public company has the ultimate voting or investment control over the shares held by Barclays Global Investors, NA.

(10)                            Lord, Abbett & Co. LLC has (i) sole voting power of 1,363,825 shares of Class A Common Stock, and (ii) sole dispositive power of 1,614,625 shares of Class A Common Stock. The address of Lord, Abbett & Co. LLC is 90 Hudson Street, Jersey City, New Jersey 07302.  This information is based solely on information contained in Schedule 13G, as amended, filed with the SEC on February 14, 2008.  Lord, Abbett & Co. LLC is not affiliated with the Company or any member of the Company’s management.  The Company does not know what natural person or public company has the ultimate voting or investment control over the shares held by Lord, Abbett & Co. LLC.

(11)                            Includes 120,000 shares of Class A Common Stock and 45,000 shares of Class B Common Stock to be issued upon the exercise of options.

(12)                            Includes 120,000 shares of Class A Common Stock to be issued upon the exercise of options.

(13)                            Includes 90,000 shares of Class A Common Stock to be issued upon the exercise of options.

(14)                            Includes 51,479 shares of Class A Common Stock and 88,727 shares of Class B Common Stock to be issued upon the exercise of options.

(15)                            Includes 36,003 shares of Class A Common Stock and 3,502 shares of Class B Common Stock to be issued upon the exercise of options.

(16)                            Includes 22,250 shares of Class A Common Stock to be issued upon the exercise of options.

(17)                            Includes 10,502 shares of Class A Common Stock to be issued upon the exercise of options.

(18)                            Includes 7,378 shares of Class A Common Stock and 877 shares of Class B Common Stock to be issued upon the exercise of options.

MATTERS TO COME BEFORE THE ANNUAL MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of six directors, one of whom serves as our Chairman, one of whom serves as our President and Chief Executive Officer, and four of whom the Board of Directors has determined to be independent in accordance with the listing standards of the NASDAQ® Global Select Market.  Applying these independence standards, the Board of Directors has determined that Messrs. Krause, Underwood, Marshall and Akin are all independent directors.  After due consideration, the Board of Directors has determined that none of these directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and they all meet the criteria for independence under the listing standards of the NASDAQ® Global Select Market.  In particular, the Board of Directors considered Messrs. Krause’s, Marshall’s and Akin’s interest in the business transaction between the Company and Texstar National Bank described below under “Certain Relationships and Related Transactions.”

Six directors (constituting the entire Board of Directors) are to be elected at the Annual Meeting to serve for a one-year term and until their successors are elected and qualified or their earlier resignation or removal.  All of the nominees named below are current directors of the Company.  All nominees have consented to be named and have indicated their intent to serve if elected.

Name	Age	Positions and Offices with the Company	Served as a Director Since

W. Marvin Rush	69	Chairman and Director	1965
W.M. “Rusty” Rush	49	President, Chief Executive Officer and Director	1996
Ronald J. Krause	80	Director	1996
James C. Underwood	64	Director	2008
Harold D. Marshall	72	Director	1999
Thomas A. Akin	53	Director	2004

Biographical information on the nominees is set forth below under “Further Information — Board of Directors, Executive Officers and Nominees for Board of Directors.”

Management of the Company does not contemplate that any of the director nominees will become unavailable to serve, but if that occurs before the Annual Meeting, proxies that do not withhold authority to vote for directors will be voted “for” another nominee, or other nominees, in accordance with the best judgment of the person or persons appointed to vote the proxy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE ABOVE DIRECTOR NOMINEES.

Committees of the Board of Directors

The business of the Company is managed under the direction of its Board of Directors.  The Audit Committee, the Compensation Committee, and the Nominating and Governance Committee are the three standing committees of the Board of Directors.  The charters for the three standing Board committees are available at the “Investor Relations — Corporate Governance” section of the Company’s website at www.rushenterprises.com.

Audit Committee

In 2007, the Company’s Audit Committee consisted of the following directors: Thomas A. Akin, Chairperson of the Audit Committee, Ronald J. Krause and Harold D. Marshall.  The Board of Directors has determined that each member of the Audit Committee is independent, as defined by the listing standards of the NASDAQ® Global Select Market and applicable SEC rules and regulations.  The Board of Directors has also determined that each member of the Audit Committee is financially literate and that Mr. Thomas A. Akin has the attributes of an “Audit Committee Financial Expert,” as defined in the applicable SEC regulations.  The Audit Committee met four times during 2007.

As set forth in more detail in the Audit Committee charter, the Audit Committee’s purpose is to assist the Board of Directors in its oversight responsibilities related to the quality and integrity of the Company’s accounting, auditing and financial reporting practices.  The specific responsibilities of the Audit Committee include:

•                      reviewing and discussing with management and the Company’s independent registered public accounting firm the annual and quarterly financial statements of the Company, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations therein;

•                       appointing, compensating, overseeing and terminating the Company’s independent registered public accounting firm;

•                       approving all audit and non-audit services to be provided by the independent registered public accounting firm;

•                       reviewing the integrity of the Company’s external financial reporting processes and internal controls over financial reporting;

•                       reviewing and approving all related-person transactions (as defined by the SEC) as required by the SEC and the NASDAQ® Global Select Market, and periodically reassessing these transactions to ensure their continued appropriateness;

•                       discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

•                       reviewing periodically with the Chief Compliance Officer legal matters that may have a material impact on the Company’s financial statements, the Company’s compliance with applicable rules and regulations, and any material reports or inquiries received from regulators or governmental agencies;

•                       preparing the Audit Committee Report for inclusion in the Company’s annual proxy statements; and

•                       complying with all other responsibilities and duties set forth in the Audit Committee charter.

For more information regarding the Audit Committee, please refer to the Audit Committee Report contained in this proxy statement.

Compensation Committee

In 2007, the Company’s Compensation Committee consisted of the following directors: Harold D. Marshall, Chairperson of the Compensation Committee, Ronald J. Krause, Thomas A. Akin and John D. Rock until his passing on November 16, 2007.  The Board of Directors has determined that each member of the Compensation Committee is independent, as defined by the listing standards of the NASDAQ® Global Select Market.  The Compensation Committee met six times during 2007.

The specific responsibilities of the Compensation Committee include:

•                       administering the Company’s compensation philosophy and programs and reviewing and modifying such philosophy and programs, as necessary;

•                       reviewing and approving all compensation for the Company’s directors and executive officers, including the Company’s Chief Executive Officer, and supervising all bonus and equity-based compensation awards to all Company employees;

•                       supervising the administration of the Company’s incentive compensation and equity-based compensation plans;

•                       overseeing, reviewing and discussing with management the preparation of the Compensation Discussion and Analysis for inclusion in the Company’s proxy statement;

•                       preparing the Compensation Committee Report for inclusion in the Company’s proxy statement; and

•                       complying with all other responsibilities and duties set forth in the Compensation Committee charter.

The Compensation Committee may establish subcommittees of one or more members, and delegate its authority and responsibilities to such subcommittees, when appropriate and in accordance with applicable rules and regulations.  The Compensation Committee may also engage compensation consultants and other advisors, from time to time, to advise the Compensation Committee on executive compensation practices and policies or any other matters within the scope of its charter.

Nominating and Governance Committee

In 2007, the Company’s Nominating and Governance Committee consisted of the following directors: Ronald J. Krause, Harold D. Marshall and John D. Rock until his passing on November 16, 2007.  Mr. Rock served as Chairperson of the Nominating and Governance Committee until November 16, 2007, at which time Mr. Krause was appointed Chairperson and Thomas A. Akin joined the committee.  The Board of Directors has determined that each member of the Nominating and Governance Committee is independent, as defined by the listing standards of the NASDAQ® Global Select Market.  The Nominating and Governance Committee met five times during 2007.

The specific responsibilities of the Nominating and Governance Committee include:

•                       identifying individuals believed to be qualified to become members of the Board of Directors and recommending qualified individuals to the Board of Directors to stand for election as directors;

•                       recommending individuals to fill vacancies in the Board of Directors;

•                       identifying and recommending directors qualified to fill vacancies on any committee of the Board of Directors;

•                       making recommendations to the Board of Directors from time to time regarding changes to the size of the Board of Directors or any committee thereof;

•                       developing, reviewing and reassessing the adequacy of corporate governance guidelines for the Company;

•                       assessing annually the performance of the Board of Directors and receiving comments from all directors related to such annual performance review;

•                       developing succession planning policies and principles for the Company’s Chief Executive Officer; and

•                       complying with all other responsibilities and duties set forth in the Nominating and Governance Committee charter.

Communications with Directors

The Board of Directors welcomes input and suggestions from shareholders and other interested parties by mail at Rush Enterprises, Inc., 555 IH-35 South, New Braunfels, Texas 78130 or through the Company’s Ethics and Compliance Hotline at (877) 888-0002.  Interested parties may direct their input or suggestions to specific directors, Board committees, or all of the members of the Board of Directors.

To communicate to the Audit Committee issues or complaints regarding questionable accounting, internal accounting controls or auditing matters, you may anonymously and, to the extent allowed by law, confidentially contact the Audit Committee by calling the Company’s Ethics and Compliance Hotline at the number above.

Code of Conduct for Employees and Directors

The Company has adopted a Code of Conduct that applies to all Company officers, directors and employees.  The Code of Conduct is available at the “Investor Relations – Corporate Governance” section of the Company’s website at www.rushenterprises.com.

Code of Ethics for Senior Financial Officers

The Company has adopted a Code of Ethics for Senior Financial Officers that applies to the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Controller and other employees performing similar functions, including the Principal Accounting Officer.  Only the Board of Directors (or the Audit Committee or other appropriate committee thereof) can amend or grant waivers from the provisions of the Code of Ethics for Senior Financial Officers, and any such amendments or waivers will be promptly posted on the Company’s website, or otherwise disclosed as required by applicable laws, rules or regulations. The Code of Ethics for Senior Financial Officers is available at the “Investor Relations – Corporate Governance” section of the Company’s website.  The

Company will provide a copy of its Code of Ethics for Senior Financial Officers to any person, without charge, upon written request to Rush Enterprises, Inc., 555 IH-35 South, New Braunfels, Texas 78130, Attention: Chief Compliance Officer.

Shareholder Nominations of Candidates for Director

Any shareholder wishing to recommend a candidate for consideration as a director nominee must submit the recommendation in writing not later than the close of business on the 90th day, and not earlier than the close of business on the 120th day, prior to the first anniversary of the date on which the Company first mailed its proxy statement for the immediately preceding year’s Annual Meeting of Shareholders to Rush Enterprises, Inc. – Nominating and Governance Committee, 555 IH-35 South, New Braunfels, Texas 78130.  Therefore, to submit a candidate for consideration as a director nominee for the 2009 Annual Meeting of Shareholders, a shareholder must submit a written recommendation of the nominee no earlier than December 16, 2008, and no later than January 15, 2009.  The written recommendation must contain the following information:

•                       the name and address of the shareholder making the nomination and the name and address of the person or persons to be nominated;

•                       the number of shares of Class A Common Stock and Class B Common Stock that the shareholder owns and is entitled to vote at the annual meeting;

•                       a description of all arrangements or understandings (if any) between the shareholder and each nominee, or other person (naming such person) pursuant to which the nomination is, or the nominations are, to be made;

•                       information about each nominee that would be required to be included in a proxy statement filed under the then current rules and regulations of the SEC; and

•                       the consent of each nominee to serve as a director of the Company if elected.

The Nominating and Governance Committee will consider all candidates recommended by shareholders who comply with the foregoing procedures.  The Nominating and Governance Committee, in its sole discretion, will determine whether the candidates recommended by shareholders are qualified to become a member of the Company’s Board of Directors.  Candidates recommended by shareholders are evaluated on the same basis as candidates recommended by the Company’s directors, Chairman, Chief Executive Officer, other executive officers, third-party search firms and other sources.

Minimum Qualifications for Director Nominees and Board Member Attributes

Persons considered for Board positions should, at a minimum, possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders.  To comply with regulatory requirements, a majority of the Board members must qualify as independent members under the listing standards of the NASDAQ® Global Select Market, all of the members of the Audit Committee must be financially literate, and one or more members of the Company’s Audit Committee must qualify as an “Audit Committee Financial Expert” as such term is defined by applicable regulations of the SEC.

Identification and Evaluation of Director Candidates

The Nominating and Governance Committee strives to identify future potential directors sufficiently in advance so that the Nominating and Governance Committee can provide both the candidates and the Company the opportunity to evaluate one another and potential Board service over a period of time.  With respect to potential Board candidates identified by management, individual directors, shareholders or others, the Nominating and Governance Committee makes a preliminary review of the candidate’s background, career experience and qualifications based on publicly available information or information provided by the person who identifies the candidate.  If a consensus is reached by the Nominating and Governance Committee that a particular candidate would likely contribute positively to the Board of Directors’ mix of skills and experiences, and a Board vacancy exists or is likely to occur in the foreseeable short term, the candidate is contacted to confirm his or her interest and willingness to serve.  The Nominating and Governance Committee conducts in-person interviews and may invite other Board members or senior Company officers or managers to interview the candidate to assess his or her overall qualifications.  In the context of the current composition and needs of the Board of Directors and its committees, the Nominating and Governance Committee considers factors such as independence, judgment, skill, diversity, experience with businesses and other organizations of comparable size, experience as an officer of a publicly traded company, the interplay of the candidate’s experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board of Directors and any committees thereof.

At the conclusion of this process, the Nominating and Governance Committee reaches a conclusion and reports the results of its review to the full Board of Directors.  The report includes a recommendation whether the candidate should be nominated for election to the Board of Directors.  This procedure is the same for all candidates, including director candidates identified by shareholders.

Policies Affecting Members of the Board of Directors

Members of the Company’s Board of Directors are prohibited from serving on the board of directors of more than four public companies.  Additionally, if a member of the Board of Directors changes jobs, he is required to submit a letter of resignation to the Chairman of the Board.  Upon submission of the letter of resignation, the remaining members of the Board of Directors shall consider whether to accept such director’s resignation based upon the circumstances surrounding such director’s job change.  Members of the Board of Directors that are elected or appointed after February 28, 2008 will be required to retire at age 72.

Meetings of the Board of Directors

During 2007, the Board of Directors met 13 times.  Each of the directors attended at least 75% of the meetings of the Board of Directors and committees of which he was a member.  The Board of Directors regularly schedules a Board meeting to occur the day of the Annual Meeting of Shareholders.  Although the Company has no formal policy on director attendance at Annual Meetings of Shareholders, this scheduling facilitates their attendance.  All of the directors in office at the time attended the Company’s 2007 Annual Meeting of Shareholders and all directors currently in office are expected to attend the 2008 Annual Meeting of Shareholders.

The non-management directors hold executive sessions at least two times per year following regularly scheduled Board meetings.  Different directors preside over these executive sessions depending on the topics to be discussed.

Director Compensation

The Board of Directors, upon the recommendation of the Compensation Committee, approves annual compensation for non-employee directors.  In approving non-employee director compensation, the Compensation Committee considers the significant amount of time that directors spend in fulfilling their duties to the Company, as well as the skill level required of Board members.  The Company’s executive officers do not make recommendations regarding the non-employee directors’ compensation.

The Company’s 2007 non-employee director compensation structure, described in more detail below, consisted of (i) cash compensation in the form of annual retainer and meeting fees, (ii) equity compensation in the form of stock options, and (iii) use of a Company-owned vehicle.

Annual Retainer and Meeting Fees

The 2007 annual retainer and meeting fees were as follows:

•                       each non-employee director received an annual cash retainer of $25,000 for service on the Board of Directors;

•                       the Chairperson of the Compensation Committee and the Chairperson of the Nominating and Governance Committee each received an additional annual cash retainer of $5,000.  The Chairperson of the Audit Committee received an additional annual cash retainer of $10,000; and

•                       each non-employee director also received a fee of $1,500 for attendance at each meeting of the full Board of Directors and an additional $1,500 for attendance at each meeting of the Audit Committee, the Nominating and Governance Committee, and the Compensation Committee.

Stock Options

Each non-employee director who served during 2007 was granted stock options to purchase 20,000 shares of the Company’s Class A Common Stock.  The stock options had an exercise price equal to the fair market value of the Class A Common Stock on the date of grant and were fully vested on the date of grant.  Additionally, the stock options were granted under the 2006 Non-Employee Director Stock Option Plan.  See Proposal 2 of this proxy statement for a description of material changes to the 2006 Non-Employee Director Stock Option Plan that are being solicited for shareholder approval at this Annual Meeting.

Company Vehicle

In 2007, each non-employee director was granted use of a vehicle that was owned and insured by the Company.

The Compensation Committee engaged Longnecker & Associates (“Longnecker”), an independent compensation consultant, in 2007 to review and assess the Company’s non-employee director compensation program.  As a result of this review, the Board approved numerous changes to the Company’s non-employee director compensation program to be effective for the 2008 fiscal year.  For a detailed description of these changes, see the Company’s Current Report on Form 8-K, filed with the SEC on February 27, 2008.

2007 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

W. Marvin Rush(3)	—	—	—	—

W.M. “Rusty” Rush(3)	—	—	—	—

Ronald J. Krause	67,000	203,400	16,116	286,516

John D. Rock(4)	57,000	203,400	58,503	318,903

Harold D. Marshall	72,000	203,400	60,538	335,938

Thomas A. Akin	71,000	203,400	9,558	283,958

(1)                                  The amounts reflect Class A stock options granted during 2007 under the 2006 Non-Employee Director Stock Option Plan.  The amounts listed are equal to the compensation cost recognized during 2007 for financial statement purposes in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”), except no assumptions for forfeitures were included.  Since stock options granted to our non-employee directors vest immediately, this amount also equals the grant date fair value of stock options granted in 2007, computed in accordance with FAS 123R.  Additional information related to the calculation of the compensation cost is set forth in Notes 2 and 12 of the Notes to Consolidated and Combined Financial Statements of our Annual Report on Form 10-K, filed with the SEC on March 13, 2008.  As of December 31, 2007, Mr. Krause held 120,000 Class A options and 45,000 Class B options, Mr. Marshall held 120,000 Class A options, and Mr. Akin held 90,000 Class A options, as adjusted for the 3-for-2 stock split effected on October 10, 2007.

(2)                                  The amounts reflect (i) for Mr. Krause the incremental cost of his personal use of a Company-owned vehicle during 2007; (ii) for Mr. Rock (A) the incremental cost of his personal use of a Company-owned vehicle during 2007, and (B) the cost of the Company-owned vehicle used by Mr. Rock that was gifted to his spouse upon his passing in November 2007 in appreciation of his service to the Company, totaling $43,532; (iii) for Mr. Marshall (A) the incremental cost of his personal use of a Company-owned vehicle during 2007, and (B) the incremental cost of personal use of Company-owned aircraft by Mr. Marshall and his family members, totaling $44,422; and (iv) for Mr. Akin the incremental cost of his personal use of a Company-owned vehicle during 2007.  Additionally, non-employee directors received automobile insurance under the Company’s fleet insurance policy during 2007.  Because the Company did not incur any incremental costs in providing the insurance, no value is attributed to the non-employee directors for this perquisite in the table.

The incremental cost of personal use of a Company-owned vehicle is equal to the depreciation expense recognized by the Company for the vehicle in 2007.

The cost of the vehicle gifted to Mr. Rock’s spouse is based upon the Company’s depreciated cost.

See footnote 4 of the Summary Compensation Table included in this proxy statement for a discussion of the calculation of the incremental cost of personal use of Company-owned aircraft.

(3)                                  Only non-employee directors are eligible to receive compensation for their service as a director of the Company.  Accordingly, W. Marvin Rush, the Company’s Chairman, and W.M. “Rusty” Rush, the Company’s Chief Executive Officer, are not entitled to any director compensation.  See Summary Compensation Table for a discussion of W. Marvin Rush’s and W.M. “Rusty” Rush’s 2007 compensation.

(4)           John D. Rock passed away on November 16, 2007.

PROPOSAL 2: APPROVAL OF THE ADOPTION OF THE

RUSH ENTERPRISES, INC. AMENDED AND RESTATED

2006 NON-EMPLOYEE DIRECTOR STOCK PLAN

Background

The Rush Enterprises, Inc. 2006 Non-Employee Director Stock Option Plan (the “2006 Plan”) was originally approved by the Company’s shareholders on May 16, 2006.  Under its current terms, the Company may only issue stock options under the 2006 Plan.  When the 2006 Plan was adopted, 1,000,0000 shares of Class A Common Stock were reserved for issuance pursuant to the 2006 Plan.  On October 10, 2007, the Company effected a 3-for-2 stock split of the Class A Common Stock.  Accordingly, 1,500,000 shares of Class A Common Stock are currently reserved for issuance pursuant to the 2006 Plan.  As of April 1, 2008, the Company has granted stock options under the 2006 Plan for 120,000 shares of Class A Common Stock and there remain 1,380,000 shares of the Company’s Class A Common Stock available for future awards under the 2006 Plan.  The closing sale price of the Company’s Class A Common Stock on April 1, 2008 was $16.75.

Subject to shareholder approval at the Annual Meeting, on April 8, 2008, the Company’s Board of Directors approved certain amendments to the 2006 Plan.  The material amendments to the 2006 Plan consisted of the following:

•                       expanding the type of awards that may be granted under the plan to include Class A Common Stock awards, in the form of an outright grant of shares of Class A Common Stock or in the form of restricted Class A Common Stock;

•                       removing the requirement that non-employee directors receive a stock option to purchase 20,000 shares of Class A Common Stock upon their election, reelection or appointment to the Board of Directors;

•                       subject to the number of shares reserved for issuance under the 2006 Plan, authorizing the Board of Directors or a committee thereof, in its sole and absolute discretion, to determine the amount of stock options, stock awards or a combination thereof that may be granted to non-employee directors under the 2006 Plan.

All of the amendments to the 2006 Plan, including the material amendments summarized above, are reflected in the Rush Enterprises, Inc. Amended and Restated 2006 Non-Employee Director Stock Plan (the “Restated 2006 Plan”) attached as Appendix A to this proxy statement.  None of the amendments to the Restated 2006 Plan relate to increasing the number of shares of Class A Common Stock reserved for issuance under the plan.

Reasons for the Proposal

The Compensation Committee believes that in order to successfully attract and retain qualified non-employee directors, the Company must offer a competitive equity incentive program for non-employees directors.  Accordingly, in response to evolving practices, the Compensation Committee seeks the flexibility to make future grants to the Company’s non-employee directors in the form of stock awards in addition to, or lieu of, stock options.  The Compensation Committee believes that stock awards may be more effective than stock options in achieving the Company’s compensation objectives, as stock awards are subject to less market volatility and, depending on the total number of shares granted, are potentially less dilutive to the Company’s stock.  Thus, in some instances, it may be in the best interests of the Company to make outright grants of shares of the Company’s Class A Common Stock or grants of restricted shares of the Company’s Class A Common Stock.

In assessing the recommendation of the Board of Directors to approve this Proposal 2, shareholders should consider that non-employee directors of the Company will receive awards under the Restated 2006 Plan and thus may have a substantial interest in the approval of this Proposal 2.

FAILURE OF THE SHAREHOLDERS TO APPROVE THIS PROPOSAL WILL NOT AFFECT THE RIGHTS OF EXISTING HOLDERS OF STOCK OPTIONS PREVIOUSLY GRANTED UNDER THE 2006 PLAN, AND THE COMPANY WILL RETAIN THE RIGHT TO CONTINUE TO GRANT STOCK OPTIONS FOR THE COMPANY’S CLASS A COMMON STOCK IN THE FUTURE UNDER THE 2006 PLAN, SUBJECT TO THE TERMS OF THE 2006 PLAN AS IT CURRENTLY EXISTS.

Plan Summary

A summary of the material provisions of the Restated 2006 Plan is provided below, but is qualified in its entirety by the full text of the Restated 2006 Plan, a copy of which is attached as Appendix A to this Proxy Statement.

Administration

The Restated 2006 Plan will be administered by the Board of Directors or a committee of the Board of Directors consisting solely of two or more directors who are not employees of the Company (the Board acting in such capacity or such committee being referred to as the “Committee”).

Shares Available for Grant

The aggregate number of shares of Class A Common Stock of the Company with respect to which stock options or stock awards may be granted under the Restated 2006 Plan is 1,500,000 shares (as adjusted for the 3-for-2 stock split effected on October 10, 2007). The class and aggregate number of shares of Class A Common Stock with respect to which stock options or stock awards may be granted is subject to adjustment under certain circumstances. Shares available for the grant of stock options and stock awards may be treasury shares or authorized but unissued shares. If any unexercised or unvested stock option or stock award expires, terminates, or is forfeited, the shares of Class A Common Stock which were subject to the unexercised or unvested portion of the stock option or stock award may again be available for grant as a stock option or stock award under the Restated 2006 Plan.

As of April 1, 2008, the Company had four non-employee directors serving on the Board of Directors.

Stock Options

Grant of Stock Options

Subject to the terms of the Restated 2006 Plan, the Committee may grant stock options to the Company’s non-employee directors in such amounts as the Committee shall determine, in its sole and absolute discretion.

Exercise Price of Stock Options

Stock options granted under the Restated 2006 Plan will have a per share exercise price equal to at least the “fair market value” of a share of Class A Common Stock on the date of grant. For purposes of the Restated 2006 Plan, the fair market value of a share of Class A Common Stock on a particular date generally means:

(i) if the respective shares of Class A Common Stock are listed on any established stock exchange or a national market system, including without limitation, the NASDAQ® Global Select Market, NASDAQ® Global Market or NASDAQ® Capital Market, the fair market value will be the closing sales price of such respective shares (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange or system with the greatest volume of trading in the respective shares) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in the Wall Street Journal or such other source as the Committee deems reliable; or

(ii) if the respective shares of Class A Common Stock are regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, but selling prices are not reported, the fair market value of such respective shares will be the mean between the high bid and high asked prices for such shares on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in the Wall Street Journal or such other source as the Committee deems reliable; or

(iii) in the absence of an established market for such respective shares of Class A Common Stock of the type described in (i) and (ii), above, the fair market value thereof will be determined by the Committee in good faith.

Duration of Stock Options

Each stock option granted under the Restated 2006 Plan will be exercisable for a term of ten years from the date the stock option was granted, subject to earlier termination as provided in the Restated 2006 Plan.

Amount Exercisable

Each stock option granted pursuant to the Restated 2006 Plan will be fully exercisable on the date of the grant.

Exercise of Stock Options

Stock options may be exercised by the delivery of written notice to the Company setting forth the number of shares of Class A Common Stock with respect to which the stock option is to be exercised and the manner of payment for such shares. Payment of the exercise price for the shares of Class A Common Stock subject to a stock option may be made (i) in cash or cash equivalents (including certified check or bank check payable to the order of the Company), (ii) by tendering previously acquired shares of Class A Common Stock (either actually or by attestation, valued at their then “fair market value”), (iii) in shares of Common Stock withheld by the Company from the shares of Common Stock otherwise issuable to the non-employee director as a result of the exercise of the Option, or (iv) by any combination of any the foregoing.

Non-Transferability

Stock options are not transferable by the non-employee director other than by will or under the laws of descent and distribution.  During the non-employee director’s lifetime, the stock options may be exercised only by the non-employee director.

Termination

Stock options, to the extent they have not been previously exercised, will normally terminate on the earliest of: (i) the last day of the thirty-day period commencing on the date on which the non-employee director ceases to be a member of the Company’s Board of Directors for any reason other than the non-employee director’s death, permanent disability or resignation from the Board of Directors after at least five years of service on the Board of Directors; (ii) the last day of the one-year period commencing on the date on which the non-employee director ceases to be a member of the Board of Directors due to the non-employee director’s resignation from the Board of Directors after at least five years of service on the Board of Directors, death or permanent disability; or (iii) ten years after the date of grant of the stock option.

No Rights as Shareholder

No non-employee director has any rights as a shareholder with respect to shares of Class A Common Stock covered by a stock option until shares are issued to the non-employee director upon the exercise of such stock option. Except as provided in the Restated 2006 Plan, no adjustment for dividends, or otherwise, will be made if the record date therefor is prior to the date shares are issued to the non-employee director upon the exercise of a stock option.

Stock Awards

Grant of Stock Awards

Subject to the terms of the Restated 2006 Plan, the Committee may grant a stock award in the form of an outright grant of shares of Class A Common Stock or in the form of a restricted stock award to a non-employee director in such amounts as the Committee shall determine, in its sole and absolute discretion.

Award Restrictions

The Committee may impose such terms, conditions, and/or restrictions as the Committee deems appropriate on any stock award. Such terms, conditions, and/or restrictions may include, but not be limited to, the requirement that a non-employee director pay a purchase price for each share of Class A Common Stock subject to the stock award, restrictions on transferability, requirements regarding continued service as a member of the Board of Directors or other time-based restrictions, or the achievement of individual performance goals or attainment of pre-established performance targets.  The period of vesting and the lapsing of any applicable forfeiture restrictions will be established by the Committee at the time of grant.

Transferability

Except as may otherwise be provided by the Committee or the terms of any stock award agreement, shares subject to a stock award will generally not be transferable until all forfeiture restrictions applicable to the stock award have lapsed or, in the sole and absolute discretion of the Committee, are cancelled.  Once the forfeiture restrictions have lapsed or been cancelled, the shares of Class A Common Stock that were subject to the stock award shall, subject to any restrictions under applicable securities laws, become freely transferable.

Rights as Shareholders

During the period in which a non-employee director’s stock award is subject to any forfeiture restrictions, the Committee may, in its sole discretion, grant to the non-employee director all or any of the rights of a shareholder with respect to the shares of Class A Common Stock which are the subject of the stock award, including, but not limited to, the right to vote such shares and to receive dividends.

Changes in the Company’s Capital Structure

In the event of any stock dividends, stock splits, recapitalizations, combinations, exchanges of shares, mergers, consolidations, liquidations, split-ups, split-offs, spin-offs, or other similar changes in capitalization, or any distribution to shareholders, including a rights offering, other than regular cash dividends, changes in the outstanding stock of the Company by reason of any increase or decrease in the number of issued shares of Class A Common Stock of the Company resulting from a split-up or consolidation of shares or any similar capital adjustment or the payment of any stock dividend, any share repurchase at a price in excess of the market price of the Class A Common Stock at the time such repurchase is announced or other increase or decrease in the number of such shares, the Committee shall make appropriate adjustment (i) in the aggregate number and kind of shares authorized by the Restated 2006 Plan, (ii) in the number, kind and price, as applicable, of any outstanding stock options or stock awards granted under the Restated 2006 Plan, and (iii) in the annual limitation on the number of shares that may be granted to each non-employee director pursuant to stock option awards and stock awards (or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder in cancellation of an outstanding stock option or stock award with respect to which Class A Common Stock has not been previously issued); provided, however, that no such adjustment shall increase the aggregate value of any outstanding stock option or stock award.

In the event of any adjustment in the number of shares of Class A Common Stock covered by any stock option or stock award, any fractional shares resulting from such adjustment shall be disregarded and each such stock option or stock award shall cover only the number of full shares resulting from such adjustment.

Effective Date of Plan

The Restated 2006 Plan shall become effective the first business day following its approval by the shareholders of the Company.  If, however, the Restated 2006 Plan is not approved by the shareholders, the 2006 Plan, as it currently exists, will remain in full force and effect and the Company will retain the right to grant future awards under the 2006 Plan subject to the terms of the 2006 Plan as it currently exists.

Amendment or Termination of Plan

The Board of Directors may at any time and from time to time amend the Restated 2006 Plan in order that the stock options or stock awards granted may conform to any changes in the law or in any other respect that the Board of Directors may deem to be in the best interests of the Company; provided, however, that without shareholder approval, no amendment shall make any change in the Restated 2006 Plan for which shareholder approval is required. All stock options and stock awards granted under the Restated 2006 Plan shall be subject to the terms and provisions of the Restated 2006 Plan and, except as otherwise provided in the Restated 2006 Plan, any amendment, modification or revision of the Restated 2006 Plan shall be deemed to amend, modify or revise all stock options and stock awards outstanding under the Restated 2006 Plan at the time of the amendment.

The Board of Directors may terminate the Restated 2006 Plan at any time.

Written Agreement

Each stock option and stock award granted under the Restated 2006 Plan will, to the extent necessary, be embodied in a written agreement, which will be subject to the terms and conditions of the Restated 2006 Plan and which may contain such other provisions as the Committee in its discretion deems advisable.

Federal Income Tax Consequences

Under current federal tax law, the following are the United States federal income tax consequences generally arising with respect to stock options and stock awards granted under the Restated 2006 Plan.  This summary is not intended to be exhaustive and the exact tax consequences to any non-employee director will depend on various factors and the director’s particular circumstances. This summary is based on present laws, regulations and interpretations and is not a complete description of federal tax consequences. This summary of federal tax consequences may change in the event of a change in the Internal Revenue Code or regulations thereunder or interpretations thereof. We urge the non-employee directors in the Restated 2006 Plan to consult their tax advisors with respect to any state, local and foreign tax considerations or particular federal tax implications of awards made under the Restated 2006 Plan prior to taking action with respect to an award. The Restated 2006 Plan is not intended to be a “qualified plan” under Section 401(a) of the Internal Revenue Code.

Stock Options

Income is not recognized by a non-employee director for federal income tax purposes on the grant of a stock option. On exercise of a stock option, the non-employee director will recognize income equal to the excess of the fair market value of the shares of Class A Common Stock received over the exercise price stated in the stock option agreement.  The Company receives a deduction equal to the amount of ordinary income recognized by the non-employee director at the time of the recognition of ordinary income by the non-employee director.

Generally, the non-employee director’s basis in the shares of Common Stock received upon the exercise of a stock option is equal to the exercise price for such shares of Class A Common Stock as stated in the stock option agreement plus any ordinary income recognized by the non-employee director on the exercise of the stock option.  If a non-employee director thereafter sells the shares of Class A Common Stock acquired, any amount realized as a result of the sale over the non-employee director’s basis in such shares of Class A Common Stock will constitute capital gain to the non-employee director for federal income tax purposes.

Stock Award

A holder of a stock award will recognize income for federal income tax purposes when the shares of Class A Common Stock which are the subject of the stock award are either transferable or no longer subject to a substantial risk of forfeiture, whichever occurs first.

Therefore, if a non-employee director receives a grant of shares of Class A Common Stock without any restrictions, the director will immediately recognize ordinary income equal to the excess of the fair market value of the shares of Class A Common Stock received (determined as of the date of the stock award) over the price, if any, paid by the non-employee director for the stock.

If a non-employee director receives a stock award that is subject to certain forfeiture restrictions, the director will not recognize income for federal income tax purposes until the earlier of the first taxable year in which the shares of Class A Common Stock are transferable, or no longer subject to a substantial risk of forfeiture. At that time, the non-employee director will recognize ordinary income equal to the excess of the fair market value of the shares of Class A Common Stock received with respect to which the restrictions have lapsed (with such value determined as of the date the stock became transferable or no longer subject to a substantial risk of forfeiture) over the price, if any, paid by the non-employee director for the stock.

A holder of a stock award which is subject to forfeiture restrictions may make an election under Section 83(b) of the Internal Revenue Code, to include in ordinary income in the year the restricted stock is issued the excess of the fair market value of the shares of Class A Common Stock received over the price, if any, paid for the restricted stock. This election must be made within thirty days after the effective date of the stock award to the non-employee director. In the event the election is made and the restricted stock is later forfeited, the holder is not allowed a deduction with respect to the restricted stock forfeited.

Under the terms of the Restated 2006 Plan, the Committee has the discretion to determine if the holder of a stock award which is subject to restrictions will have the rights of a shareholder during the period when the shares of Class A Common Stock are subject to the forfeiture restrictions imposed by the Committee including whether the non-employee director will be entitled to vote such shares of Common Stock and whether the director will be entitled to dividends paid in cash or stock to the same extent as if the shares of Class A Common Stock were not subject to any restrictions. If the non-employee director has a right to receive dividends, any dividends paid will generally constitute ordinary income to the director, however, a non-employee director’s stock award may provide that dividends paid in shares of common stock of the Company are subject to the same restrictions as the underlying stock with respect to which the dividends were issued and are taxed in the same manner as such underlying stock.

Generally, the Company is entitled to a deduction in the year a holder of a stock award recognizes any ordinary income therefrom, and in an amount equal to the amount of any ordinary income recognized by such holder.

Payment of the Exercise Price with Stock

If a non-employee director surrenders common stock that the director already owns as payment for the exercise price of a stock option, the non-employee director will not recognize gain or loss as a result of such surrender.  The number of shares received on exercise of the stock option equal to the number of shares surrendered will have a tax-basis equal to the tax-basis of the shares surrendered.  The holding period for the shares received on the exercise of the stock option which are equal to the number of shares surrendered by the non-employee director will include the holding period for the shares surrendered.  The remaining shares received will have a basis equal to the exercise price stated in the stock option agreement plus the amount of ordinary income the non-employee director recognizes upon receipt of such shares.  The non-employee director’s holding period for such shares will commence on the day after such exercise.

New Plan Benefits

The Committee, in its sole and absolute discretion, determines stock options and stock awards granted under the Restated 2006 Plan and, therefore, the Company is unable to determine the awards that will be granted in the future under the Restated 2006 Plan.  Stock options to purchase an aggregate of 120,000 shares of Class A Common Stock have been granted to non-executive directors as a group under the 2006 Plan.  No other persons or groups have received awards pursuant to the 2006 Plan.

Equity Compensation Plan Information

The Equity Compensation Plan Information Table provides information as of December 31, 2007 with respect to shares of the Company’s Class A Common Stock and Class B Common Stock that may be issued under our existing equity compensation plans, including the 2006 Non-Employee Director Stock Option Plan and the 2007 Long-Term Incentive Plan.

Class A Common Stock:

Plan Category	Number of securities to be issued upon exercise of outstanding options as of December 31, 2007 (a)	Weighted-average exercise price of outstanding options as of December 31, 2007 (b)	Number of securities remaining available for issuance under equity compensation plans as of December 31, 2007 (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	2,365,334	$10.61	3,892,500	(1)

Equity compensation plans not approved by security holders	—	—	—

Total	2,365,334	$10.61	3,892,500

(1)                                  Includes 2,512,500 shares that may be issued in the form of restricted stock under the 2007 Long-Term Incentive Plan.

Class B Common Stock:

Plan Category	Number of securities to be issued upon exercise of outstanding options as of December 31, 2007 (a)	Weighted-average exercise price of outstanding options as of December 31, 2007 (b)	Number of securities remaining available for issuance under equity compensation plans as of December 31, 2007 (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	211,235	$3.62	450,000	(1)

Equity compensation plans not approved by security holders (2)	30,000	1.38	—

Total	241,235	$3.34	450,000

(1)                                  Includes 450,000 shares that may be issued in the form of restricted stock under the 2007 Long-Term Incentive Plan.

(2)           Includes one time options granted to Ronald J. Krause.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE ADOPTION OF THE AMENDED AND RESTATED 2006 NON-EMPLOYEE DIRECTOR STOCK PLAN

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Ernst & Young LLP (“E&Y”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.  Although shareholder ratification is not required, the Board of Directors has directed that such appointment be submitted to the shareholders of the Company for ratification at the Annual Meeting.  E&Y, through the process of reauditing the Company’s 2000 and 2001 consolidated financial statements, has served as the Company’s independent public accounting firm with respect to the Company’s consolidated financial statements for the fiscal years 2000 through 2007 and is considered by management of the Company to be well qualified.  If the shareholders do not ratify the appointment of E&Y, the Board of Directors may reconsider the appointment.

Representatives of E&Y will be present at the Annual Meeting.  They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

FURTHER INFORMATION

                Board of Directors, Executive Officers and Nominees for Board of Directors

Set forth below is information with respect to each director, executive officer and director nominee of the Company as of March 31, 2008.

Name

Age

Position

W. Marvin Rush	69	Chairman and Director

W.M. “Rusty” Rush	49	President, Chief Executive Officer and Director

J.M. “Spike” Lowe, Jr.	64	Senior Vice President — Corporate Development

David C. Orf	58	Senior Vice President — Marketing, Fleets and Specialized Equipment Sales

Scott Anderson	50	Senior Vice President — Finance and Insurance

Daryl J. Gorup	59	Senior Vice President — Dealership Operations

Martin A. Naegelin, Jr.	44	Executive Vice President

James E. Thor	50	Senior Vice President — Retail Sales

Steven L. Keller	38	Vice President — Chief Financial Officer and Treasurer

Richard “Dick” Hall	69	Vice President — Insurance

Derrek Weaver	35	Chief Compliance Officer and Vice President — Legal Affairs and Secretary

Ronald J. Krause	80	Director

James C. Underwood	64	Director

Harold D. Marshall	72	Director

Thomas A. Akin	53	Director

W. Marvin Rush founded the Company in 1965.  He served as President from its inception until November 1995 when he began his service as Chairman of the Board and Chief Executive Officer of the Company.  In 2006, he resigned his position as Chief Executive Officer, but continues to serve as Chairman of the Board.  He served on the Peterbilt dealer council from 1984 until 1987 and was elected its Chairman in 1987.  He was active on the PacLease Executive Committee from 1989 until 1992 and was Chairman in 1992.  Other honors include the regional Peterbilt Dealer of the Year in 1986, 1987 and 1988, as well as the Midranger Dealer of the Year in 1989.  His highest Peterbilt honor was being named North American Peterbilt Dealer of the Year for 1993, 1994, 2000 and 2001.

W.M. “Rusty” Rush has served as President of the Company since 1995 and Chief Executive Officer of the Company since 2006.  Mr. W.M. “Rusty” Rush has overseen all day-to-day operations of the Company since 2001, when he was named the Company’s Chief Operating Officer.  Mr. W.M. “Rusty” Rush served as Vice President and Executive Vice President of the Company from 1990 until November 1995 when he began his service as President of the Company.

J.M. “Spike” Lowe, Jr. has served as Senior Vice President of Corporate Development of the Company since 1999.  He has been employed by the Company since 1968, holding the position of Vice President of the Company from 1994 to 1999.  Currently Mr. Lowe is responsible for real estate acquisitions, construction projects and all open account and unsecured lending for the Company.

David C. Orf has served as Vice President of Marketing, Fleets and Specialized Equipment Sales of the Company since 1993, and was promoted to Senior Vice President in 1996.  Mr. Orf was the general manager of the Company’s Houston, Texas facilities until January 1996.  Prior to joining the Company, Mr. Orf served as the southeast regional manager of Peterbilt Motors Company, a division of PACCAR.

Scott Anderson has served as Vice President of Finance and Insurance of the Company since 2005 and was promoted to Senior Vice President in February 2006.  Prior to joining the Company, Mr. Anderson served as Manager of Continental European Operations for CIT Group from 2004 to 2005 and was Managing Director of European Commercial Finance for Associates Capital Corp from 1998 to 2004.  He has over 25 years of experience in the commercial equipment finance industry.

Daryl J. Gorup has served as Senior Vice President of Dealership Operations of the Company since January 1997.  Prior to joining the Company, Mr. Gorup served for 15 years in various executive positions with Peterbilt Motors Company, including General Sales Manager.

Martin A. Naegelin, Jr. has served as Executive Vice President of the Company since March 2007.  He served as Vice President and Chief Financial Officer of the Company from January 1997 to March 2007.  Mr. Naegelin was promoted to Senior Vice President in December 2001 and was named Secretary and Treasurer of the Company and Executive Vice President of Rush Equipment Centers in March 2003.  Prior to joining the Company, Mr. Naegelin served as Vice President of Investor Relations and Corporate Development of Norwood Promotional Products, Inc.  Mr. Naegelin had seven years of public accounting experience prior to joining Norwood in 1993.

James E. Thor has served as the Senior Vice President of Retail Sales of the Company since June 2004. Prior to joining the Company, Mr. Thor served for 14 years in various executive positions with Peterbilt Motors Company.  In 1996, Mr. Thor was promoted to Director of U.S. Regional Sales of Peterbilt, prior to which he served as Regional Sales Manager and District Sales Manager.

Steven L. Keller has served as Vice President, Chief Financial Officer and Treasurer of the Company since March 2007.  Mr. Keller has been intimately involved in the Company’s finance and accounting functions since 1997, with responsibility for financial analysis and planning, business acquisitions, Securities and Exchange Commission reporting, investor relations and corporate taxes.  Prior to joining the Company, Mr. Keller, a Certified Public Accountant, worked in the San Antonio office of Ernst & Young LLP and obtained a Bachelor’s of Business Administration in accounting from St. Mary’s University in San Antonio, Texas.

Richard “Dick” Hall has served as Vice President of Associated Acceptance, Inc., the Company’s insurance agency affiliate, since December 1992, when he joined the Company.  Mr. Hall was promoted to Vice President in 2003.  Prior to joining the Company, Mr. Hall worked for eight years as President and Director of Municipal Insurance Company of America, Elgin, Illinois, 15 years as President and Director of Northland Insurance Agency, Inc., a bank holding company in Chicago, Illinois, and he owned and operated an insurance school in San Antonio, Texas for six years.

Derrek Weaver has served as Chief Compliance Officer and Vice President of Legal Affairs of the Company since February 2005 and was named Secretary in February 2006.   Mr. Weaver is responsible for overseeing all legal matters pertaining to the Company, including general corporate compliance and governance matters, acquisitions and dispute resolution.  Prior to joining the Company, Mr. Weaver was an Associate Attorney at Fulbright & Jaworski L.L.P. in San Antonio, Texas from 2001 until he joined the Company.  Mr. Weaver received a B.S. in Mechanical Engineering from the University of Colorado at Boulder and a J.D., summa cum laude, from the Texas Tech University School of Law.

Ronald J. Krause has served as a director of the Company since June 1996.  Mr. Krause served as President of Associates Commercial Corp. from 1976 until 1981 and President and Chief Operating Officer of Associates First Capital Corp. from 1981 until his retirement in 1989.  Mr. Krause was Vice Chairman of the Board of Directors of Associates of North America from 1988 until 1989.

James C. Underwood was appointed to the Board on February 21, 2008.  Mr. Underwood is a career veteran of the commercial vehicle industry, having served in managerial and executive positions at GMC Truck & Coach Division, IVECO and American Isuzu Motors.  In September 2000, Mr. Underwood became President and COO of General Motors Isuzu Commercial Truck, LLC, a joint venture to consolidate Isuzu and General Motors medium-duty commercial vehicle sales, service and marketing functions in the United States.  Mr. Underwood served as Vice Chairman of Isuzu Commercial Truck of America, Inc. from 2007 until his retirement on February 29, 2008.

Harold D. Marshall has served as a director of the Company since February 1999.  Mr. Marshall served as President, Chief Operating Officer and a director of Associates First Capital Corp. from May 1996 until his retirement in March 1999.  Mr. Marshall joined Associates First Capital Corp. in 1961 and organized their Transportation Division in 1974.  Mr. Marshall served as Vice Chairman of the American Trucking Association, Trustee of the American Trucking Association Foundation, and as a Trustee on the Board of Trustees of the Dallas Museum of Art.  Mr. Marshall currently serves as Trustee Emeritus of the Hudson Institute Board of Trustees.  Since his retirement in 1999, Mr. Marshall has devoted his time and attention to his personal investments.

Thomas A. Akin has served as a director of the Company since August 2004.  Mr. Akin worked in the audit department of Ernst & Young LLP from 1976 until 1989 and has served as the director of the audit department of Akin, Doherty, Klein & Feuge, P.C., in San Antonio, Texas since 1991.  Throughout his career, Mr. Akin has served as the client service executive responsible for the independent audit of companies registered with the SEC.

W.M. “Rusty” Rush is the son of W. Marvin Rush.  There are no other family relationships among the executive officers and directors of the Company.

All directors of the Company hold office until the next Annual Meeting of Shareholders and the election and qualification of their successors.  Each officer of the Company was chosen by the Board of Directors and serves at the pleasure of the Board of Directors until his successor is appointed and until his earlier resignation or removal in accordance with applicable law.

Audit Committee Report

Notwithstanding anything to the contrary in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the following report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  Management is primarily responsible for the Company’s financial statements, systems of internal controls and compliance with applicable legal and regulatory requirements.  The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The Audit Committee’s function is not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the committee certify that the Company’s registered public accounting firm is “independent” under applicable rules.  The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the committee’s members in business, financial and accounting matters.

The Audit Committee has completed the following:

•                                          reviewed and discussed the audited financial statements with management;

•                                          discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged with Governance);

•                                          received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and

•                                          discussed with the independent registered public accounting firm its independence.

Based on the review and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

Audit Committee of the Board of Directors

Thomas A. Akin, Chairperson

Ronald J. Krause

Harold D. Marshall

Audit and Non-Audit Fees

The Audit Committee has a policy that provides for preapproval of audit, audit-related and non-audit services performed by the independent registered public accounting firm to ensure that the provision of non-audit services do not impair the independent registered public accounting firm’s independence.  The Audit Committee will annually review and preapprove services that may be provided by the independent auditors without specific approval from the Audit Committee.  Unless a type of service to be provided by the independent auditors receives general preapproval under the policy, it requires specific approval of the Audit Committee before commencing.  Any services that would exceed preapproved cost levels under the policy would similarly require specific approval of the Audit Committee before being performed at the higher cost level.

The following table presents fees for professional audit services rendered by E&Y for the audit of the Company’s annual financial statements for the years ended December 31, 2006 and December 31, 2007, and fees billed for other services rendered by E&Y during those periods.  All of the fees presented below were preapproved by the Audit Committee.

	2006	2007

Audit Fees(1)	$365,000	$380,000
Audit-Related Fees(2)	—	—
Tax Fees (3)	113,000	128,500
All Other Fees(4)	—	—

Total	$478,000	$508,500

(1)                                  Audit fees consisted principally of professional services rendered in connection with the audit of the Company’s financial statements for the years ended December 31, 2006 and 2007, the reviews of the financial statements included in each of the Company’s Quarterly Reports on Form 10-Q during the years ended December 31, 2006 and 2007 and fees related to the audits of internal control over financial reporting.

(2)                                  There were no audit-related fees for professional services rendered by E&Y in 2006 or 2007 that are not reported under “Audit Fees.”

(3)                                  Tax fees consisted principally of professional services rendered for tax compliance and reporting.

(4)                                  There were no other professional services rendered by E&Y in 2006 or 2007.

The Audit Committee has considered whether the non-audit services provided by E&Y, including the services rendered in connection with income tax consultation, were compatible with maintaining E&Y’s independence and has determined that the nature and substance of the limited non-audit services did not impair the status of E&Y as the Company’s independent registered public accounting firm.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The Company’s executive compensation program is designed to accomplish the following objectives:

•                  to attract and retain motivated executives who substantially contribute to the Company’s long-term success and the creation of shareholder value;

•                  to reward executives when the Company performs well financially; and

•                  to be competitive with the Company’s peers without establishing compensation targets at specific benchmark percentiles.

Within this framework, the Company strives to maintain executive compensation that is fair, reasonable and competitive with its peers.

Compensation Setting Process

The Compensation Committee approves all compensation decisions for the named executive officers, including base salaries, cash performance bonuses, and equity incentive awards.  The Compensation Committee aims to structure executive compensation in a manner that achieves the compensation objectives described above.  In approving executive compensation, the Compensation Committee reviews and considers, among other things:

•                  recommendations of the Company’s Chairman and Chief Executive Officer;

•                  competitive pay information of the Company’s peers and other public survey data;

•                  the Company’s financial and operating performance;

•                  the responsibilities of the named executive officers; and

•                  historical compensation levels.

The Company has entered into employment agreements with each of its named executive officers.  These employment agreements generally set forth information regarding base salary, cash performance bonuses and other employee benefits.  For a further description of the employment agreements, please refer to the “Employment and Change of Control Agreements” section of this proxy statement.

Role of Compensation Consultant in Compensation Decisions

In 2007, the Compensation Committee engaged Longnecker & Associates (“Longnecker”), an independent compensation consultant, to review and assess the Company’s executive compensation program.  Longnecker’s objectives were to, among others: (i) gather comparative pay information from the Company’s peers and other published surveys, (ii) assess the competitiveness of the named executive officers’ individual pay components, as well as their total direct compensation, and (iii) perform a “pay for performance” analysis.  Please refer to the “Benchmarking of Executive Compensation” section below for further discussion of Longnecker’s findings with respect to the competitiveness of the Company’s executive compensation program.

Longnecker has no other business relationships with the Company and received compensation from the Company only for the services it provided to the Compensation Committee with respect to certain compensation matters.

Role of Executive Officers in Compensation Decisions

The Company’s officers, including the Chairman and the Chief Executive Officer, regularly attend Compensation Committee meetings and, upon the Compensation Committee’s request, provide compensation and other related information to the committee such as tally sheets.  W. Marvin Rush and W.M. “Rusty” Rush annually evaluate the performance of the other named executive officers.  Based on those evaluations and the other factors discussed above, they make a joint recommendation to the Compensation Committee regarding base salary levels, the amount of the annual cash performance bonus, and the form and amount of the equity incentive award granted to the named executive officers.  The Compensation Committee has complete discretion to approve, disapprove, or alter W. Marvin Rush’s and W.M. “Rusty” Rush’s compensation recommendations.

The Compensation Committee conducts an annual evaluation of the performance of W. Marvin Rush and W.M. “Rusty” Rush and makes determinations regarding their base salary, annual cash performance bonus and annual equity incentive award.

Benchmarking of Executive Compensation

As indicated above, one of the factors that the Compensation Committee considers in setting executive compensation is competitive pay information.  In 2007, Longnecker benchmarked each of the named executive officer’s base salary, total cash compensation (i.e., base salary, plus the annual cash performance bonus), equity incentive award, and total direct compensation (i.e., total cash compensation, plus the equity incentive award) against the Company’s peer group and other published survey data.  Compensation information for the Company’s peers was compiled from publicly available sources, including, in most cases, their most recently available annual proxy statements containing executive compensation information.

The peer group consisted of the following 14 companies:

•	Accuride Corp	•	Asbury Automotive Group Inc.
•	Beacon Roofing Supply Inc.	•	Briggs & Stratton
•	Brightpoint Inc.	•	Commercial Vehicle Group Inc.
•	H&E Equipment Services Inc.	•	Interline Brands Inc.
•	Lithia Motors Inc.	•	Nacco Industries
•	Nash Finch Co	•	Scansource Inc.
•	Sonic Automotive Inc.	•	Wabash National Corp

The above peer companies were selected by Longnecker, with the assistance of the Company, based upon their market capitalization, annual revenue and industry focus on distribution or the commercial vehicle market.  The Company elected not to use the peer group utilized in the Company’s performance graph for purposes of benchmarking executive compensation, as the Compensation Committee believes the above companies better represent the Company’s direct competitors for employee talent.

In addition to the above, Longnecker analyzed published survey data from the following sources:

•                  Economic Research Institute, ERI Executive Compensation Assessor;

•                  Watson Wyatt, Top Management Compensation - Industry Report;

•                  Watson Wyatt, Top Management Compensation - Regression Analysis Report;

•                  WorldatWork, Total Salary Increase Budget Survey; and

•                  William Mercer, Executive Compensation Survey.

Longnecker did not apply a specific weighting to each data source when making compensation comparisons, nor did it favor one data source over the other.  Instead, Longnecker developed a “market consensus” based upon the compensation data derived from the peer group and the published survey data.

Based upon comparative pay information of the Company’s peer group and the published survey data referred to above, Longnecker and the Compensation Committee determined that the named executive officers’ base salaries were closely aligned with the market 50th percentile, their total cash compensation was above the market 50th percentile, but below the market 75th percentile, their long-term equity awards were below the market 50th percentile, and their total direct compensation was slightly below the market 50th percentile.

In addition, Longnecker performed a “pay for performance” analysis using the following financial metrics to assess the extent to which the Company’s pay and performance correlated to its peer group identified above: (i) “return on equity,” “return on assets,” and “return on capital” for the 2006 fiscal year, and (ii) change in revenue and total shareholder return over the past three years.  The analysis indicated that the Company performed financially above average compared to its peer companies and, therefore, the Company’s pay and performance appears correctly aligned.

Notwithstanding the above, the Compensation Committee does not target executive compensation to specific percentiles.  Instead, the Compensation Committee approves individual pay components and total direct compensation levels using an approach that focuses on the Compensation Committee’s judgment and discretion as to the overall fairness of the named executive officers’ compensation.  The benchmark analyses provide the Compensation Committee the framework necessary to make these fairness determinations, as well as to assist them in determining whether such compensation levels will accomplish the objectives of the executive compensation program.

Compensation Program Components

The Company’s executive compensation program is comprised of the following four primary components:

•                  base salary;

•                  cash performance bonuses;

•                  equity incentive awards; and

•                  employee benefits and other perquisites.

The Company does not have a specific policy, practice or formula regarding the allocation of total compensation between (i) base salary and equity incentive awards, (ii) cash performance bonus and equity incentive awards, or (iii) total cash compensation and equity incentive awards.

Base Salary

The Compensation Committee believes that competitive levels of base salary are necessary for the motivation and retention of the named executive officers.  Base salaries provide officers with a predictable level of income and help achieve the objectives outlined above.

Each named executive officer’s employment agreement sets forth their initial base salary, subject to adjustment by the Compensation Committee.  The Compensation Committee reviews the named executive officers’ base salary levels every other year to ensure that they are competitive within a range that the Compensation Committee considers to be necessary or appropriate.  As set forth below, during 2007, the Compensation Committee increased the base salary of each of the named executive officers, except for W. Marvin Rush and W.M. “Rusty” Rush.

Named Executive Officer	Base Salary as of 12/31/06 ($)	Base Salary As of 12/31/07 ($)

W. Marvin Rush, Chairman	900,000	900,000
W.M. “Rusty” Rush, President and Chief Executive Officer	584,040	584,040
Martin A. Naegelin, Jr., Executive Vice President and Former Chief Financial Officer	248,200	345,000
Daryl J. Gorup, Senior Vice President – Dealership Operations	264,000	290,400
James E. Thor, Senior Vice President – Retail Sales	249,000	273,900
Steven L. Keller, Vice President – Chief Financial Officer and Treasurer	113,400	200,000

Mr. Naegelin received a 39% increase in base salary primarily in recognition of his growing tenure with the Company and to appropriately reflect his authority and responsibilities relating to his promotion to Executive Vice President in 2007.  In Mr. Naegelin’s new role, he focuses on improving the Company’s organizational processes and systems, as well as continues to oversee the Company’s corporate administrative and finance functions and construction equipment operations.  Mr. Keller received a 76% increase in base salary primarily in recognition of his promotion to Chief Financial Officer in 2007 and to appropriately reflect his increase in responsibilities relating to his new position with the Company, which includes serving as the Company’s principal financial and accounting officer.  Messrs. Gorup and Thor each received a 10% increase in base salary primarily for competitive and retention purposes.  Following a review of Messrs. W. Marvin Rush’s and W.M. “Rusty” Rush’s and tally sheets, the Compensation Committee determined that their total direct compensation was in line with the objectives of the Company’s executive compensation program and did not increase their base salaries in 2007.

Cash Performance Bonus

The named executive officers are eligible to earn an annual cash performance bonus based upon the Company’s financial and operational achievements during the prior year and historical compensation levels.  Performance bonuses are used to focus management on achieving key corporate financial and operating objectives and to reward achievement of financial and operating objectives.

W. Marvin Rush and W.M. “Rusty” Rush make a joint recommendation to the Compensation Committee regarding the amount of the named executive officers’ performance bonuses.  The Compensation Committee has discretion to approve, disapprove, or alter this joint recommendation.  With input from W. Marvin Rush and W.M. “Rusty” Rush, the Compensation Committee evaluates the performance of the Company as a whole.  Based on these evaluations and W. Marvin Rush and W.M. “Rusty” Rush’s joint recommendation with respect to the named executive officers, the Compensation Committee determines the amount of each named executive officer’s performance bonus, if any.  The entire Board of Directors ratifies W. Marvin Rush’s and W.M. “Rusty” Rush’s annual performance bonus.

In 2006 and 2007, the Compensation Committee approved the following cash performance bonuses for the named executive officers:

Named Executive Officer	2006 Cash Bonus ($)	2007 Cash Bonus ($)

W. Marvin Rush, Chairman	750,000	653,000
W.M. “Rusty” Rush, President and Chief Executive Officer	1,000,000	870,000
Martin A. Naegelin, Jr., Executive Vice President and Former Chief Financial Officer	255,000	260,000
Daryl J. Gorup, Senior Vice President – Dealership Operations	240,000	210,000
James E. Thor, Senior Vice President – Retail Sales	230,000	201,000
Steven L. Keller, Vice President – Chief Financial Officer and Treasurer	42,000	125,000

Except for Messrs. Naegelin and Keller, the 2007 cash performance bonuses were based upon the Company’s 2007 income before taxes.  The Compensation Committee believes that “income before taxes” provides a direct link between an officer’s compensation and the Company’s financial performance, causing in the officers’ compensation to fluctuate with the Company’s financial performance.  As the Company’s income before taxes decreased by approximately 13% in 2007, as compared to 2006, each of the named executive officer’s, except for Messrs. Naegelin and Keller, performance bonus was also decreased by approximately 13% in 2007.

Mr. Naegelin’s performance bonus increased approximately 2% in 2007, as compared to 2006, primarily due to his promotion during the year to the position of Executive Vice President and assuming additional responsibilities.  Mr. Keller’s performance bonus increased approximately 198% in 2007, as compared to 2006, primarily for retention and competitive purposes as well as due to his significant contributions to the Company in connection with his new role as the Company’s Chief Financial Officer.

In addition to the above, Mr. Thor received a one-time retention bonus of $150,000 in 2007.

For further information on the performance bonuses and Mr. Thor’s retention bonus, please refer to the Summary Compensation Table contained in this proxy statement.

Equity Incentive Award

Historically, the Company has annually granted stock options to (i) allow key employees to participate in the Company’s profitability and long-term growth, (ii) maximize retention leverage, and (iii) align key employees’ interests with the interests of the Company’s shareholders.  In 2007, all stock options to key employees were granted pursuant to the Company’s 2007 Long-Term Incentive Plan.  The Compensation Committee administers the 2007 Long-Term Incentive Plan, which includes without limitation, selecting award recipients, determining the type of awards to be granted, fixing the terms and conditions of awards, and interpreting the provisions of the 2007 Long-Term Incentive Plan.

Under the terms of the 2007 Long-Term Incentive Plan, the Compensation Committee may grant equity awards for shares of the Company’s Class A and Class B Common Stock.  Each share of Class B Common Stock is entitled to one vote per share and each share of Class A Common Stock is entitled to 1/20th of one vote per share.  In the future, the Company currently intends to grant equity awards for Class A Common Stock, in lieu of Class B Common Stock.  However, the Compensation Committee retains discretion to grant equity awards for Class B Common Stock to ensure select members of management maintain the requisite voting control of the Company’s capital stock as required by the Company’s dealership agreements with Peterbilt Motors Company and other key supplies of the Company.  A further description of these voting control requirements is set forth below.

In 2007, all stock options were granted at fair market value on the date of grant.  Fair market value is internally defined as the closing price on the grant date of the respective class of the Company’s Common Stock as quoted on the NASDAQ® Global Select Market.  All stock option awards to our directors and employees, including the named executive officers, have been granted and reflected in the Company’s consolidated financial statements in accordance with the applicable accounting guidance contained in FAS 123R.  Generally, stock options vest in one-third increments annually, beginning on the third anniversary of the grant date and have a term of ten years.  The vesting schedule and term were strategically chosen to be competitive and enhance the Company’s retention efforts.

In determining the amount of stock option awards to the named executive officers in 2007, the Compensation Committee generally considered the following factors:

•                  the Company’s financial and operating performance;

•                  competitive pay information of the Company’s peers and other public survey data; and

•                  historical compensation levels.

In 2006 and 2007, the Compensation Committee approved the following Class A stock option awards to the named executive officers:

Named Executive Officer	2006 Option Awards (#)	2007 Option Awards (#)

W. Marvin Rush, Chairman	45,000	60,000
W.M. “Rusty” Rush, President and Chief Executive Officer	45,000	75,000
Martin A. Naegelin, Jr., Executive Vice President and Former Chief Financial Officer	16,500	30,000
Daryl J. Gorup, Senior Vice President – Dealership Operations	19,500	21,450
James E. Thor, Senior Vice President – Retail Sales	16,500	18,150
Steven L. Keller, Vice President – Chief Financial Officer and Treasurer	3,750	4,125

In recognition of the Company’s record financial results for the 2006 fiscal year and the other factors discussed immediately above, the Compensation Committee significantly increased the amount of stock option awards to the named executive officers in 2007.  For the year ended December 31, 2006, the Company’s gross revenues totaled $2.4 billion, a 26% increase compared to gross revenues of $1.9 billion reported in 2005.  Income before taxes was $94.1 million, a 32% increase over income before taxes of $71.1 million in 2005.  However, the amount of the 2007 stock option awards were not based upon a formula-driven framework or specific benchmark percentiles.  Instead, the amount was based upon the Compensation Committee’s judgment and discretion as to the overall fairness of the named executive officers’ long-term equity award and total direct compensation in 2007.  All share amounts referred to in this section have been adjusted for the three-for-two stock split in October 2007.

As further indicated below, even after significantly increasing the amount of awards in 2007, the 2007 stock option awards to the named executive officers were still below the market 50th percentile of the Company’s peer group and the other published survey data referred to above:

	2007 Long-Term Incentive Awards as a Percentage of Base Salary	Long-Term Incentive Awards as a Percentage of Base Salary
Named Executive Officer	Rush Enterprises	Market 50th Percentile	Market 75th Percentile
W. Marvin Rush	39%	120%	250%
W.M. “Rusty” Rush	76%	100%	175%
Martin A. Naegelin, Jr.	59%	75%	150%
Daryl L. Gorup	48%	65%	130%
James E. Thor	43%	65%	130%
Steven L. Keller	16%	40%	80%

For further information on the stock option awards, see the Summary Compensation Table and the 2007 Grants of Plan-Based Awards Table contained in this proxy statement.

Generally, the Company grants stock options to its employees, including the named executive officers, on March 15th of each year.  However, the Company may grant equity awards at other times during the year for legitimate business purposes, including without limitation, upon employment of new hires.  The Compensation Committee does not have a formal policy on timing equity awards in connection with the release of material non-public information to affect the value of compensation.  Notwithstanding the foregoing, in the event that material non-public information becomes known to the Compensation Committee prior to granting equity awards, the Compensation Committee will take such information under advisement and make an assessment in its business judgment whether to delay the grant of the equity award in order to avoid any impropriety based on consultation with Company executives and counsel.

In prior years, including 2007, the Company issued only stock options to its key employees, including the named executive officers.  As a result of Longnecker’s recommendations to the Compensation Committee, the Company intends in the future to utilize a combination of stock options and time-vested restricted stock awards to compensate its key employees, including its named executive officers.  In light of the retention incentive of time-vested restricted stock, market pressures associated with the general trend toward granting restricted stock in lieu of stock options, and employees’ general perceived value of restricted stock, the Compensation Committee has presently determined granting a combination of restricted stock and stock options will be more effective in achieving the Company’s executive compensation objectives.  In determining the relative allocation of such awards, the Compensation Committee plans to weigh the effectiveness and perceived value of such awards against their associated compensation expense.

The Company has considered adopting stock ownership guidelines for its directors and executive officers, but does not currently require that its directors or executive officers maintain ownership of a certain amount of the Company’s Common Stock.  Nevertheless, agreements with Peterbilt Motors Company and other key suppliers of the Company, require that select members of management beneficially own a minimum percentage of the voting power of the Company’s outstanding capital stock.  The Company strives to ensure these individuals maintain the minimum ownership levels in order to preserve the Company’s continued economic success.  Notwithstanding the foregoing, the Company reserves the right to implement stock ownership guidelines in the future if it determines that doing so will enhance shareholder value.

Employee Benefits and Other Perquisites

General

The named executive officers are eligible to participate in the Company’s flexible benefits plans that are generally available to all employees.  Under these plans, employees are entitled to medical, dental, vision, short-term and long-term disability, life insurance and other similar benefits.  Additionally, employees are entitled to vacation, sick leave and other paid holidays.  The Compensation Committee believes the Company’s commitment to provide these benefits recognizes that the health and well-being of its employees contribute directly to a productive and successful work life that enhances results for the Company and its shareholders.

401(k) Plan

The Company maintains a 401(k) plan for all Company employees, including the named executive officers, as a source of retirement income.  Each employee who has completed 90 days of continuous service is eligible to participate in the 401(k) plan.  Employees may contribute from 1% to 50% of their total gross compensation, up to a maximum dollar amount established in accordance with Section 401(k) of the Internal Revenue Code.  However, certain higher paid employees are limited to a maximum contribution of 15% of their total gross compensation.  For the first 10% of pay contributed under the plan, the Company may contribute to the plan an amount equal to (i) 25% of the employee’s contributions for those employees with less than five years of service, and (ii) 50% of the employee’s contributions for those employees with more than five years of service.  For further information on the named executive officers’ participation in the 401(k) plan, please refer to the Summary Compensation Table contained in this proxy statement.

Employee Stock Purchase Plan

The Company has an Employee Stock Purchase Plan that allows eligible employees, including the named executive officers, to contribute up to 10% of their base earnings toward the semi-annual purchase of the Company’s Class A Common Stock. The employee’s purchase price is 85% of the lesser of the closing price of the Class A Common Stock on the first business day or the last business day of the semi-annual offering period, as reported by The NASDAQ® Global Select Market.  Employees may purchase shares having a fair market value of up to $25,000 (measured as of the first day of each semi-annual offering period) each calendar year.

Perquisites

The named executive officers also receive various perquisites, including:

•                  annual physical;

•                  automobile and gasoline allowances;

•                  reserved parking;

•                  company-paid long-term disability insurance; and

•                  rewards points earned from purchases made on Company credit cards.

In addition to the above perquisites, W. Marvin Rush and W.M. “Rusty” Rush are (i) provided automobile insurance under the Company’s fleet insurance policy, (ii) allowed personal use of the Company’s ranch when it is not being used for Company business, (iii) permitted to use Company-owned aircraft for personal air travel to the extent it is not otherwise being used for Company business, and (iv) provided term life insurance, the premiums of which are paid by the Company.  The Company also pays the premiums on W. Marvin Rush’s medical, dental, and vision insurance, premiums on an umbrella insurance policy, and the monitoring costs of his home security system.  The Company provides W.M. “Rusty” Rush with the use of a Company-owned automobile (in lieu of the above automobile allowance), and pays the premiums on a universal whole life insurance policy on which W.M. “Rusty” Rush is named the sole beneficiary and which covers the life of W. Marvin Rush.  Additionally, certain employees of the Company perform personal services exclusively for W. Marvin Rush.  However, the costs associated with these employees, including salaries and benefits, are deducted from W. Marvin Rush’s after tax income each pay period.  Other named executive officers are also generally permitted to use Company-owned aircraft for personal air travel to the extent it is not otherwise being used for Company business.

The Compensation Committee believes that the above benefits provide a more tangible incentive than an equivalent amount of cash compensation.  In determining the named executive officers’ total direct compensation, the Compensation Committee considers these benefits.  For further discussion of these employee benefits and other perquisites, including the methodology for computing their costs, please refer to the Summary Compensation Table included in this proxy statement.

Indemnity Agreements

The Company has entered into indemnity agreements with all of its directors and executive officers, including the named executive officers.  These agreements provide that the Company will, to the extent permitted by applicable law, indemnify the officer or director against expenses and liabilities incurred in connection with their service to the Company.  Additionally, the indemnity agreements require the Company to maintain director and officer liability insurance.

Tax and Accounting Treatment

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation the Company may deduct for federal income tax purposes in any one year with respect to the Company’s Chief Executive Officer and the next three most highly compensated officers, excluding the Chief Financial Officer.  However, compensation that is “performance-based,” which is compensation that is paid pursuant to pre-established objective performance goals that are based on criteria approved by the shareholders and is determined and administered by the Compensation Committee according to related regulations, is excluded from this $1,000,000 limitation and is deductible by the Company.

In formulating the executive compensation program, the Compensation Committee gives consideration to the anticipated tax treatment to the Company and to the named executive officers of various payments and benefits.  However, the Compensation Committee also considers other factors which, depending upon the circumstances, may outweigh tax considerations.  The Compensation Committee reserves the right to approve non-deductible compensation if it deems it to be in the Company’s and its shareholders’ best interest.

2008 Compensation Decisions

On March 14, 2008, the following Class A stock options were granted to the named executive officers:

Named Executive Officer	Option Awards (#)

W. Marvin Rush, Chairman	40,000
W.M. “Rusty” Rush, President and Chief Executive Officer	50,000
Martin A. Naegelin, Jr., Executive Vice President and Former Chief Financial Officer	20,000
Daryl J. Gorup, Senior Vice President – Dealership Operations	14,300
James E. Thor, Senior Vice President – Retail Sales	12,100
Steven L. Keller, Vice President – Chief Financial Officer and Treasurer	5,100

These stock options have an exercise price equal to the closing sale price of the Company’s Class A Common Stock on March 14, 2008, or $15.52 per share, and vest in three equal annual installments beginning on the third anniversary of their grant date.

On March 14, 2008, the following Class A restricted shares were granted to the named executive officers:

Named Executive Officer	Restricted Stock Awards (#)

W. Marvin Rush, Chairman	8,000
W.M. “Rusty” Rush, President and Chief Executive Officer	10,000
Martin A. Naegelin, Jr., Executive Vice President and Former Chief Financial Officer	4,000
Daryl J. Gorup, Senior Vice President – Dealership Operations	2,860
James E. Thor, Senior Vice President – Retail Sales	2,420
Steven L. Keller, Vice President – Chief Financial Officer and Treasurer	1,020

These restricted stock awards vest in three equal annual installments beginning on the first anniversary of their grant date.

The Compensation Committee intends to continue its strategy of compensating the named executive officers through programs that emphasize a balance between base salary and performance-based compensation, with the ultimate goal of enhancing shareholder value through attracting and retaining the highest quality executives and aligning the interests of those executives with the Company’s shareholders.  To that end, a significant portion of executive compensation will continue to be tied to Company performance, while maintaining an appropriate balance between cash and non-cash compensation.

The foregoing discussion described the compensation philosophies, principles and practices the Compensation Committee utilized in setting executive compensation for the 2007 fiscal year.  In the future, as the Committee continues to review each element of the executive compensation program, these philosophies, principles and practices may change.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Option Awards ($)(2)	All Other Compensation ($)(3)		Total ($)

W. Marvin Rush, Chairman	2007 2006	900,000 900,000	653,000 750,000		417,133 379,954	254,759 318,171	(4)	2,224,892 2,348,125
W.M. “Rusty” Rush, President and Chief Executive Officer	2007 2006	584,040 550,700	870,000 1,000,000		199,559 152,769	229,928 211,185	(5)	1,883,527 1,914,654
Martin A. Naegelin, Jr., (6) Executive Vice President and Former Chief Financial Officer	2007 2006	304,208 248,200	260,000 255,000		78,442 58,160	61,207 47,740	(7)	703,857 609,100
Daryl J. Gorup, Senior Vice President – Dealership Operations	2007 2006	272,800 264,000	210,000 240,000		118,678 80,394	24,391 22,122	(8)	625,869 606,516
James E. Thor, Senior Vice President – Retail Sales	2007 2006	257,300 —	351,000 —	(9)	58,118 —	18,821 —	(10)	685,239 —
Steven L. Keller,(6) Vice President – Chief Financial Officer and Treasurer	2007 2006	159,042 —	125,000 —		14,886 —	23,328 —	(11)	322,256 —

(1)                                Except as provided herein, the (i) 2007 amounts reflect cash performance bonuses paid in 2008, based upon 2007 performance, and (ii) 2006 amounts reflect cash performance bonuses paid in 2007, based upon 2006 performance.

(2)                                For 2007, these amounts reflect the compensation expense recognized by the Company during 2007 for financial statement purposes in accordance with FAS 123R, except no assumptions for forfeitures were included, and includes stock option awards granted in 2002, 2003, 2004, 2005, 2006 and 2007.  Additional information regarding the calculation of such compensation expense is set forth in Notes 2 and 12 of the Notes to Consolidated Financial Statements of our 2007 Annual Report on Form 10-K, filed with the SEC on March 13, 2008.  All stock options were granted under the 2007 Long-Term Incentive Plan.

For 2006, these amounts reflect the compensation expense recognized by the Company during 2006 for financial statement purposes in accordance with FAS 123R, except no assumptions for forfeitures were included, and includes stock option awards granted in 2001, 2002, 2003, 2004, 2005, and 2006.  Additional information regarding the calculation of such compensation expense is set forth in Notes 2 and 13 of the Notes to Consolidated Financial Statements of our 2006 Annual Report on Form 10-K, filed with the SEC on March 15, 2007.  All stock options were granted under the 1996 Long-Term Incentive Plan.

(3)                                The value of perquisites and other personal benefits reported in a named executive officer’s W-2 may not necessarily reflect the value reported in this column, due to applicable Internal Revenue Service guidelines.

(4)                                  This amount reflects (i) the cost of term life insurance premiums paid by the Company on behalf of W. Marvin Rush totaling $24,192; (ii) the cost of an annual physical; (iii) the cost of medical, dental and vision insurance premiums paid by the Company on behalf of W. Marvin Rush; (iv) the cost of premiums on an umbrella insurance policy paid by the Company on behalf of W. Marvin Rush; (v) the cost of long-term disability insurance premiums paid by the Company on behalf of W. Marvin Rush; (vi) the cost of monitoring a home security system at W. Marvin Rush’s primary residence; (vii) rewards points earned from purchases on Company credit cards; (viii) matching contributions to the Company’s 401(k) plan totaling $7,750; (ix) an automobile allowance of $40,200; (x) a gas allowance; (xi) the incremental cost of personal use of the Company-owned aircraft totaling $81,801; and (xii) the incremental cost of personal use of the Company-owned ranch totaling $43,100.  Additionally, Mr. Rush’s personal automobile was covered under the Company’s fleet insurance policy and he received reserved parking at the Company’s offices during 2007.  Because the Company did not incur any incremental costs in connection with these two perquisites there is no value attributed to them in the table.

The incremental cost of personal use of the Company-owned aircraft is calculated based upon the Company’s direct operating cost.  This methodology calculates the incremental costs based on the average weighted cost of fuel, aircraft maintenance, landing fees, trip-related hangar and parking costs, and similar variable costs.  Because the aircraft is used primarily for business travel, the methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase cost of the aircraft and non-trip related hangar expenses.  On certain occasions, an executive’s spouse or other family members may accompany the executive on a flight.  No additional direct operating cost is incurred in such situations under the foregoing methodology.

The incremental cost of personal use of the Company’s ranch is calculated based upon an estimated nightly room and board charge of $50.00 per person for the named executive officer and his guests, if any, and the costs assigned to any game killed by the named executive officer or his guests.

Rewards points earned from purchases on Company credit cards is calculated by multiplying the number of points received by each named executive officer by $.005, which is the rate that participants in American Express’s® Membership Rewards Program® may redeem points for cash.  American Express® will redeem 20,000 points in exchange for $100.

The value of all other perquisites is based upon the Company’s actual costs.  The Company did not reimburse its named executive officers for income taxes imputed to them for receipt of the above perquisites and other benefits.

(5)                                  This amount reflects (i) the cost of term life insurance premiums paid by the Company on behalf of W.M. “Rusty” Rush totaling $3,600; (ii) the cost of long-term disability insurance premiums paid by the Company on behalf of W.M. “Rusty” Rush; (iii) rewards points earned from purchases on Company credit cards; (iv) the cost of a health club membership; (v) matching contributions to the Company’s 401(k) plan totaling $7,750; (vi) the incremental cost of personal use of a Company-owned automobile; (vii) a gas allowance; (viii) the incremental cost of personal use of the Company-owned aircraft totaling $95,886; (ix) the incremental cost of personal use of the Company-owned ranch totaling $32,550; and (x) the cost of universal whole life insurance premiums paid by the Company on behalf of W.M. “Rusty” Rush totaling $51,774.  The universal whole life insurance policy is on the life of W. Marvin Rush, and W.M. “Rusty” Rush is the sole beneficiary.  The purpose of this policy is to allow W.M. “Rusty” Rush to pay a portion of the estate taxes on his father’s estate in the event of his father’s death to decrease the risk of W.M. “Rusty” Rush being forced to sell shares of the Company’s Common Stock to pay such estate taxes.  Additionally, W.M. “Rusty” Rush received automobile insurance under the Company’s fleet insurance policy and reserved parking at the Company’s offices during 2007.  Because the Company did not incur any incremental costs in connection with these two perquisites there is no value attributed to them in the table.

The incremental cost of personal use of the Company-owned automobile is equal to the depreciation amount recognized by the Company for the vehicle used by W.M. “Rusty” Rush in 2007.

(6)                                  Effective March 20, 2007, Mr. Naegelin was promoted to Executive Vice President and Mr. Keller was promoted to Chief Financial Officer.

(7)                                  This amount reflects (i) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. Naegelin; (ii) rewards points earned from purchases on Company credit cards; (iii) matching contributions to the Company’s 401(k) plan totaling $7,750; (iv) an automobile allowance; (v) a gas allowance; and (vi) the incremental cost of personal use of the Company-owned aircraft.  Mr. Naegelin also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

(8)                                  This amount reflects (i) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. Gorup; (ii) matching contributions to the Company’s 401(k) plan totaling $10,250; (iii) an automobile allowance; (iv) a gas allowance; and (v) rewards points earned from purchases on Company credit cards.  Mr. Gorup also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

(9)                                  Includes a one-time, special retention bonus of $150,000 made in June 2007.

(10)                            This amount reflects (i) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. Thor; (ii) the cost of an annual physical, (iii) matching contributions to the Company’s 401(k) plan totaling $3,875; (iv) an automobile allowance; (v) a gas allowance, and (vi) rewards points earned from purchases on Company credit cards.  Mr. Thor also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

(11)                            This amount reflects (i) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. Keller; (ii) matching contributions to the Company’s 401(k) plan totaling $7,750; (iii) an automobile allowance; (iv) a gas allowance, and (v) rewards points earned from purchases on Company credit cards.  Mr. Keller also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

2007 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date (1)	Date of Compensation Committee Action (1)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($ /Sh) (3)	Grant Date Fair Value of Option Awards ($) (4)

W. Marvin Rush	3/15/07	3/6/07	60,000	12.77	317,580

W.M. “Rusty” Rush	3/15/07	3/6/07	75,000	12.77	396,975

Martin A. Naegelin, Jr.	3/15/07	3/6/07	30,000	12.77	158,790

Daryl J. Gorup	3/15/07	3/6/07	21,450	12.77	113,535

James E. Thor	3/15/07	3/6/07	18,150	12.77	96,068

Steven L. Keller	3/15/07	3/6/07	4,125	12.77	21,834

(1)                                  The “Grant Date” is the effective date of the Class A stock option awards and the “Date of Compensation Committee Action” is the date the Compensation Committee approved the effective grant date and number of securities underlying the stock option awards reported in the table.

(2)                                  The amounts reflect the annual Class A stock option awards to the named executive officers under the 2007 Long-Term Incentive Plan, as adjusted for the 3-for-2 stock split effected on October 10, 2007.

(3)                                  The exercise price of each Class A stock option is equal to the closing sale price on the grant date of the Company’s Class A Common Stock as quoted on the NASDAQ® Global Select Market.

(4)                                  The amounts reflect the aggregate grant date fair value of stock option awards for 2007, computed in accordance with FAS 123R, except no assumptions for forfeitures were included.  A discussion of the assumptions used in calculating the grant date fair value is set forth in Notes 2 and 12 of the Notes to Consolidated Financial Statements of our 2007 Annual Report on Form 10-K, filed with the SEC on March 13, 2008.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards (1)
		Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)
		Exercisable		Unexercisable
Name	Grant Date (2)	Class A Stock Options	Class B Stock Options	Class A Stock Options	Class B Stock Options	Option Exercise Price($)	Option Expiration Date
W. Marvin Rush	3/15/2003				24,999	2.49	3/15/2013
	3/15/2004				23,500	7.95	3/15/2014
	3/15/2005			45,000		10.51	3/15/2015
	3/15/2006			45,000		12.91	3/15/2016
	3/15/2007			60,000		12.77	3/15/2017
W.M. “Rusty” Rush	3/15/2000	5,025	780			2.33	3/15/2010
	3/15/2001	14,201	14,201			1.38	3/15/2011
	3/15/2002	17,250	10,749			2.35	3/15/2012
	3/15/2003		21,498		21,498	2.49	3/15/2013
	3/15/2004		10,000		20,000	7.95	3/15/2014
	3/15/2005			45,000		10.51	3/15/2015
	3/15/2006			45,000		12.91	3/15/2016
	3/15/2007			75,000		12.77	3/15/2017
Martin A. Naegelin, Jr.	3/15/2002	3,502	3,502			2.35	3/15/2012
	3/15/2003	9,000		9,000		2.43	3/15/2013
	3/15/2004	4,500		9,000		7.97	3/15/2014
	3/15/2005			16,500		10.51	3/15/2015
	3/15/2006			16,500		12.91	3/15/2016
	3/15/2007			30,000		12.77	3/15/2017
Daryl L. Gorup	3/15/2003			10,500		2.43	3/15/2013
	3/15/2004			10,500		7.97	3/15/2014
	3/15/2005			19,500		10.51	3/15/2015
	3/15/2006			19,500		12.91	3/15/2016
	3/15/2007			21,450		12.77	3/15/2017
James E. Thor	3/15/2004	5,000		10,000		8.40	3/15/2014
	3/15/2005			16,500		10.51	3/15/2015
	3/15/2006			16,500		12.91	3/15/2016
	3/15/2007			18,150		12.77	3/15/2017
Steven L. Keller	3/15/2002	877	877			2.35	3/15/2012
	3/15/2003	1,751		1,750		2.43	3/15/2013
	3/15/2004	875		1,750		7.97	3/15/2014
	3/15/2005			3,750		10.51	3/15/2015
	3/15/2006			3,750		12.91	3/15/2016
	3/15/2007			4,125		12.77	3/15/2017

(1)                                  None of the named executive officers held any shares of restricted stock of the Company as of December 31, 2007.  All stock options and exercise prices reported in the table have been adjusted for the 3-for-2 stock split effected on October 10, 2007.

(2)                                  For better understanding of the table, an additional column showing the grant date of the stock options has been included.  All of the stock option awards vest and become exercisable in one-third increments annually, beginning on the third anniversary of the grant date and have a term of ten years.

2007 Stock Option Exercises

Option Awards
	Number of Shares Acquired on Exercise (#)(1)		Value Realized on Exercise (2)
	Class A Stock Options	Class B Stock Options	Class A Stock Options	Class B Stock Options
W. Marvin Rush	20,598	57,345	$291,462	$656,441

W.M. “Rusty” Rush	—	—	—	—

Martin A. Naegelin, Jr.	—	—	—	—

Daryl L. Gorup	25,834	8,334	$426,072	$136,758

James E. Thor	—	—	—	—

Steven L. Keller	—	—	—	—

(1)                                  The number of shares reported in the table as acquired upon exercise of stock options has been adjusted for the 3-for-2 stock split effected on October 10, 2007.

(2)                                  The value realized on exercise of stock options is based upon the difference between the market price of the Company’s Class A and Class B Common Stock, as applicable, and the exercise price of the Class A and Class B stock options, as applicable.

Employment Agreements and Change of Control Arrangements

The Company has entered into employment agreements with each of the named executive officers.  Among other things, the employment agreements provide for certain payments upon termination of employment, including in some cases termination following a “change of control” of the Company.  The principal elements of the employment agreements are summarized below.

W. Marvin Rush and W.M. “Rusty” Rush

Effective March 1, 2006, the Company entered into oral agreements with W. Marvin Rush and W.M. “Rusty” Rush with respect to their compensation.  Under these oral agreements, W. Marvin Rush and W.M. “Rusty” Rush are entitled to a base salary of $900,000 and $584,000, respectively, and, at the discretion of the Board of Directors, each are entitled to an annual cash performance bonus.  W. Marvin Rush and W.M. “Rusty” Rush also have written employment agreements with the Company entitling them to other benefits, including termination benefits.  The employment agreements were executed in 1996 and had an initial term of four years, with the term being automatically extended each year for a new four-year term.  Under the employment agreements, W. Marvin Rush and W.M. “Rusty” Rush are each entitled to an automobile allowance, a country club membership, a lunch or health club membership, life insurance, medical, health and disability insurance and other benefits generally available to all Company employees (collectively referred to herein as the “Other Employee Benefits”).  The employment agreements also contain customary confidentiality and non-competition provisions.  The non-competition restrictions are enforceable during the term of the employment agreement and for one year thereafter.

The employment agreements may be terminated (i) by the Company without “cause” (as defined below) upon 30 days prior written notice, (ii) by the employee for “good reason” (as defined below) upon 30 days prior written notice, (iii) by the Company with “cause” subject to the employee’s right to cure within 30 days, (iv) upon the employee’s death or permanent disability or (v) by the employee without “good reason” upon 30 days prior written notice.

Upon termination by the Company without “cause” or termination by the employee for “good reason,” (i) the employee may elect to (A) continue to be paid his then-current base salary and receive the Other Employee Benefits through the expiration of the four-year term then in effect (without giving effect to any further extensions thereof), or (B) be paid a lump sum amount equal to his then-current base salary through the expiration of the four-year term then in effect (without giving effect to any further extensions thereof), and (ii) all outstanding equity awards held by the employee become fully vested and exercisable.  Upon termination by the Company with “cause,” death or disability, or termination by the employee without “good reason,” the employee is entitled to his earned, but unpaid, base salary and any payments he is entitled to under applicable employee benefit plans.

Under the employment agreements, “cause” means, as determined by the Board of Directors in its sole judgment:

•                                          conviction of or a plea of nolo contendere to the charge of a felony, which, through the lapse of time or otherwise, is not subject to appeal;

•                                          willful refusal, without proper legal cause, to perform, or gross negligence in performing, the employee’s duties and responsibilities;

•                                          material breach of fiduciary duty to the Company through the misappropriation of Company funds or property; or

•                                          the unauthorized absence of the employee from work, other than for sick leave or disability, for a period of 30 or more working days during any period of 45 working days.

Under the employment agreements, “good reason” means:

•                                          removal from the offices the employee holds on the date of the employment agreement or a material reduction in the employee’s authority or responsibility, including without limitation, involuntary removal from the Board of Directors, but not including termination of employment for “cause;” or

•                                          material breach of the employment agreement by the Company.

The employment agreements further provide that if the employee at any time within one year of a “change of control” (as defined below) is terminated (i) by the Company (or its successor) other than for “cause” (which is generally defined for this purpose as a conviction of or a plea of nolo contendere to the charge of a felony that is not subject to appeal or a material breach of fiduciary duty to the Company through misappropriation of Company funds or property), or (ii) by the employee for “good reason” (which is generally defined for this purpose as removal from the offices the employee holds on the date of the employment agreement, a material reduction in the employee’s authority or responsibility, including without limitation, involuntary removal from the Board of Directors, relocation of the Company’s headquarters, a reduction in employee’s compensation, or the Company otherwise breaches the employment agreement), then (A) the employee may elect to (1) continue to be paid his then-current base salary through the expiration of the four-year term then in effect (without giving effect to any further extensions thereof), or (2) be paid a lump sum amount equal to his then-current base salary through the expiration of the four-year term then in effect (without giving effect to any further extensions thereof), (B) all outstanding equity awards held by the employee become fully vested and exercisable, (C) the employee is entitled to continue to receive the Other Employee Benefits through the expiration of the four-year term then in effect (without giving effect to any further extensions thereof), and (D) the employee is entitled to an additional payment equal to the maximum amount that could be made to the employee without triggering an excess parachute payment under Section 280G(b) of the Internal Revenue Code and the resulting excise tax under Section 4999 of the Internal Revenue Code.  In the event that any payments made in connection with a “change of control” are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (together with any interest, penalties and additional amounts), then employee is entitled to be reimbursed for such excise tax, interest, penalties and additional amounts.  It is the intent of the employment agreements that the employees will receive the maximum payment amount in connection with a “change of control” without creating an excess parachute payment under Section 280G(b).

Under the employment agreements, “change of control” means:

•                                          more than 30% of the combined voting power of the Company’s then outstanding securities is acquired, directly or indirectly, by any person;

•                                          at any time during the 24-month period after a tender offer, merger, consolidation, sale of assets or contested election, or any combination of such transactions, at least a majority of the Board of Directors shall cease to consist of “continuing directors” (meaning directors of the Company who either were directors prior to such transaction or who subsequently became directors and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then still in office who were directors prior to such transaction);

•                                          the Company’s shareholders approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

•                                          the Company’s shareholders approve a plan of complete liquidation of the Company or an agreement of sale or disposition of all or substantially all of the Company’s assets.

The change of control provisions are structured as “double trigger” arrangements, which means payments are only made in the event of a change in control and subsequent involuntary termination or termination for good reason of W. Marvin Rush or W.M. “Rusty” Rush within one year after a change of control of the Company.

The change of control payments and benefits due to Messrs. W. Marvin Rush and W.M. “Rusty” Rush were set in the Compensation Committee’s judgment and discretion and not upon a formula-driven framework.  These arrangements also provide for a tax gross-up payment in the event Messrs. W. Marvin Rush and W.M. “Rusty” Rush are subject to the excise tax imposed on certain excess parachute payments pursuant to Section 4999 of the Internal Revenue Code.  The Compensation Committee believes that the tax gross-up provisions are appropriate to ensure that W. Marvin Rush and W.M. “Rusty” Rush receive the full value of the payments and benefits available under these arrangements.

The Compensation Committee did not consider the payout terms of the change of control arrangements in approving Messrs. W. Marvin Rush’s and W.M. “Rusty” Rush’s individual pay components or total direct compensation levels in 2007.

Martin A. Naegelin, Jr., Daryl J. Gorup, James E. Thor and Steven L. Keller

The Company has entered into employment agreements with Martin A. Naegelin, Jr., Daryl J. Gorup, James E. Thor and Steven L. Keller.  The employment agreements provide for Messrs. Naegelin, Gorup, Thor, and Keller to receive an initial annual base salary of $248,200, $264,000, $249,000 and $150,000, respectively, which is subject to periodic review and upward adjustment in the Board of Directors’ discretion.  All of these named executive officers’ base salary has been increased since entering into their respective employment agreement.  The employees are also eligible to receive a performance bonus, as determined by the Board of Directors in its sole discretion, and medical, heath, disability and other benefits generally available to all Company employees.  The employment agreements also contain customary confidentiality, non-competition and non-solicitation provisions.  The non-competition and non-solicitation restrictions are enforceable during the term of the employment agreement and for one year thereafter.

Under the terms of the employment agreements, the employees may be terminated (i) by the Company or the employee without “cause” (as defined below) upon 12 months prior written notice, (ii) by the Company for “cause” or (iii) upon the employee’s death or disability.  Upon termination by the Company or employee without “cause,” the employee is entitled to his earned, but unpaid, base salary though the date of termination.  However, the Company may elect to terminate the employee prior to the expiration of the 12-month notice period in exchange for (i) a lump sum payment equal to the sum of (A) his earned, but unpaid, base salary through the date of early termination, (B) 12 months of the employee’s then-effective base salary, and (C) 50% of the employee’s performance bonus for the fiscal year immediately preceding his termination, (ii) continuing the employee’s health care coverage under the Company’s group health insurance program for 12 months, with the Company paying all of the premiums associated therewith.  Upon termination by the Company for “cause,” death or disability, the employee is entitled to his earned, but unpaid, base salary though the date of termination.

Under the employment agreements, “cause” means, as determined by the Board of Directors in its sole judgment:

•                                          employee breaching the terms of the employment agreement;

•                                          employee’s conviction of a felony;

•                                          employee failing, after at least one warning, to perform duties assigned under the employment agreement (other than a failure due to death or physical or mental disability);

•                                          employee intentionally engaging in conduct that is demonstrably and materially injurious to the Company;

•                                          employee committing fraud or theft of personal property or Company property from Company premises;

•                                          employee falsifying Company documents or records;

•                                          employee engaging in acts of gross carelessness or willful negligence to endanger life or property on Company premises;

•                                          employee using, distributing or being under the influence of illegal drugs, alcohol or any other intoxicant on Company premises;

•                                          employee possessing or storing hand guns on Company premises; or

•                                          employee intentionally violating state, federal or local laws and regulations.

The form of stock option agreement used by the Company in connection with all stock option awards to employees, including the named executive officers, provides that upon an employee’s “retirement” (as defined below) and for so long as the employee does not become employed by a competitor of the Company subsequent to such retirement, the employee’s stock options will continue to vest pursuant to their vesting schedule but in no event after the expiration of the stock options.  The form of stock option agreement defines “retirement” as the employee terminating his or her relationship with the Company following at least 10 years of service and after reaching the age of 60.  Additionally, upon any employee’s death or disability, the employee’s outstanding stock options immediately vest.

The table below quantifies the potential payments to the named executive officers upon termination of their employment, including termination following a “change of control” of the Company.

2007 POTENTIAL PAYMENTS UPON TERMINATION (1)

Name	Benefit	Termination w/o Cause ($)		Termination w/ Good Reason ($)		Death/ Disability ($)		Retirement ($)		Termination upon Change of Control ($) (2)

W. Marvin Rush	Severance	3,101,918	(3)	3,101,918	(3)	—		—		5,160,097	(4)
	Stock option vesting	1,521,301	(5)	1,521,301	(5)	1,521,301	(6)	1,521,301	(7)	1,521,301	(5)
	Continued personal benefits	334,463	(8)	334,463	(8)	—		—		334,463	(8)
	280G Gross-Up (9)	—		—		—		—		—
Total		4,957,682		4,957,682		1,521,301		1,521,301		7,015,861

W.M. “Rusty” Rush	Severance	2,012,800	(3)	2,012,800	(3)	—		—		2,536,294	(10)
	Stock option vesting	1,514,374	(5)	1,514,374	(5)	1,514,374	(6)	—		1,514,374	(5)
	Continued personal benefits	167,631	(8)	167,631	(8)	—		—		167,631	(8)
	280G Gross-Up (9)	—		—		—		—		—
Total		3,694,805		3,694,805		1,514,374				4,218,299

Martin A. Naegelin, Jr.	Severance	472,500	(11)(13)	—		—		—		—
	Stock option vesting	—		—		609,486	(6)	—		—
	Continued health care benefits	8,975	(12)(13)	—		—		—		—
Total		481,475				609,486

Daryl J. Gorup	Severance	410,400	(11)(13)	—		—		—		—
	Stock option vesting	—		—		640,956	(6)	—		—
	Continued health care benefits	20,313	(12)(13)	—		—		—		—
Total		430,713				640,956

James E. Thor	Severance	388,900	(11)(13)	—		—		—		—
	Stock option vesting	—		—		409,556	(6)	—		—
	Continued health care benefits	11,961	(12)(13)	—		—		—		—
Total		400,861				409,556

Steven L. Keller	Severance	221,000	(11)(13)	—				—		—
	Stock option vesting	—		—		116,273	(6)	—		—
	Continued health care benefits	8,975	(12)(13)	—		—		—		—
Total		229,975				116,273

(1)                                  Amounts reflected in the table were calculated assuming a December 31, 2007 termination date, which was the last business day of the 2007 fiscal year.  Each named executive officer is entitled to receive amounts earned during the term of his employment regardless of the manner in which he is terminated, including termination for “cause.”  These amounts include base salary, unused vacation pay and other benefits entitled to under applicable employee benefit plans, and are not reflected in the table.  The table reflects only the additional compensation and benefits (collectively, “Additional Compensation”) the named executive officers are estimated to receive upon termination.  The named executive officers are not entitled to any Additional Compensation in the event they are terminated for “cause.”  The actual amounts to be paid to an officer can only be determined at the time of his actual termination.

(2)                                  W. Marvin Rush and W.M. “Rusty” Rush are entitled to the below severance and other benefits only if their employment is terminated within one year of a “change of control” of the Company, by the Company other than for “cause,” or by themselves with “good reason.”  Except for W. Marvin Rush and W.M. “Rusty” Rush, no other named executive officer is entitled to any payments upon a “change of control” of the Company.

(3)                                  The amount reflects the respective officer’s current base salary through the expiration of his employment agreement’s four-year term.

(4)                                  The amount reflects (i) W. Marvin Rush’s current base salary through the expiration of his employment agreement’s four-year term ($3,101,918), plus (ii) the additional payment equal to the maximum amount payable without creating an excess parachute payment under Section 280G(b) of the Internal Revenue Code ($2,058,179).

(5)                                  The amount reflects the value of accelerating the respective officer’s unvested stock options upon termination.  This value is based upon the closing sale price of the Company’s Class A and Class B Common Stock, as applicable, on December 31, 2007 of $18.18 and $17.80, respectively.

(6)                                  The amount reflects the value of unvested stock options held by the respective officer on December 31, 2007 that would immediately vest following his death or disability.  This value is based upon the closing sale price of the Company’s Class A and Class B Common Stock, as applicable, on December 31, 2007 of $18.18 and $17.80, respectively.

(7)                                  The amount reflects the value of unvested stock options held by W. Marvin Rush on December 31, 2007 that would generally continue to vest upon “retirement” in accordance with their original vesting schedule.  This value is based upon the closing sale price of the Company’s Class A and Class B Common Stock, as applicable, on December 31, 2007 of $18.18 and $17.80, respectively.  None of the other named executive officers have met the age limit to qualify for this benefit under the Company’s form of stock option agreement.

(8)                                  The amount reflects the Company’s estimated cost to continue the Other Employee Benefits for the expiration of the respective officer’s employment agreement’s four-year term.  These estimated costs were based upon the Company’s actual costs in providing the benefits in 2007.

(9)                                  It is not anticipated that a Section 280G excise tax gross-up payment would be required assuming termination at December 31 2007.  The Section 280G excise tax gross-up payment on an actual “change of control” may differ based on factors such as transaction price, timing of employment termination and payments, methodology for valuing stock options, future stock option exercises, changes in compensation, and reasonable compensation analyses the Company is required to make.

(10)                            The amount reflects (i) W.M. “Rusty” Rush’s current base salary through the expiration of his employment agreement’s four-year term ($2,012,800), plus (ii) the additional payment equal to the maximum amount payable without creating an excess parachute payment under Section 280G(b) of the Internal Revenue Code ($523,494).

(11)                            The amount reflects the sum of the respective officer’s annual base salary, plus 50% of his 2006 performance bonus.

(12)                            The amount reflects the estimated premiums for one year of health insurance coverage, which was based upon the Company’s health care costs at December 31, 2007.

(13)                            Under the terms of Messrs. Naegelin’s, Gorup’s, Thor’s, and Keller’s employment agreements, they may be terminated by the Company or by themselves without “cause” upon 12 months prior written notice.  Messrs. Naegelin, Gorup, Thor, and Keller are only entitled the severance and continued health care benefits set forth in the table if the Company terminates their employment prior to the expiration of the 12-month notice period.  If Messrs. Naegelin’s, Gorup’s, Thor’s, and Keller’s employment is continued during the 12-month notice period they are not entitled to any severance and continued health care benefits.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement.  Based upon this review and these discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the Board of Directors

Harold D. Marshall, Chairperson

Thomas A. Akin
Ronald J. Krause

Compensation Committee Interlocks and Insider Participation

In 2007, the Compensation Committee consisted of the following directors: Harold D. Marshall, Chairperson, Ronald J. Krause, Thomas A. Akin and John D. Rock until his passing on November 16, 2007.  During the 2007 fiscal year, none of the Company’s executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officers served on the Company’s Compensation Committee or Board of Directors.  No current or past officer or employee of the Company served on the Compensation Committee during the 2007 fiscal year.  No Compensation Committee member had any relationship requiring disclosure under Item 404 of Regulation S-K of the Securities Exchange Act of 1934, as amended.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, officers and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership on Forms 3, 4 and 5 with the SEC.  These reporting persons are required by the SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on review of the Section 16(a) forms received by the Company, or written representations from reporting persons that no such forms were required to be filed, as applicable, the Company believes that the reporting persons complied with all of the Section 16(a) filing requirements during the 2007 fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Until recently, the Texas Insurance Code (the “TIC”), required every officer, director and shareholder of a corporation licensed to act as a local recording agent to be individually licensed to act as an insurance agent.  An insurance agent is required to be a resident of the State of Texas and pass an examination for a local recording insurance agent’s license.  W. Marvin Rush, our Chairman, is licensed to act as an insurance agent in the State of Texas was therefore qualified to act as the shareholder, director and officer of Associated Acceptance, Inc. (“AA”), which is licensed to act as a local recording agent.  The Company has acquired, as a wholly owned subsidiary, a managing general agent (the “MGA”) which was licensed under the TIC to manage all of the operations of AA.  In addition to managing AA, the MGA is qualified to receive any and all commission income that is otherwise payable to AA.  The MGA, W. Marvin Rush and AA each entered into agreements pursuant to which (i) the MGA manages all operations of AA, (ii) all of the income of AA is paid to the MGA, (iii) the Company transfers such funds to AA as necessary for its operation, and (iv) Mr. Rush granted the MGA the right to transfer legal ownership of the shares of capital stock of AA at any time to anyone designated by the MGA.  Due to recent regulatory changes, this structure is no longer required.  On November 12, 2007, Mr. Rush transferred all of his outstanding stock of AA to a subsidiary of the Company and terminated all of the related agreements between himself and MGA and AA.

A subsidiary of the Company has borrowed money from Texstar National Bank (“Texstar”).  W. Marvin Rush, Chairman, W.M. “Rusty” Rush, President and Chief Executive Officer, Daryl J. Gorup, Senior Vice President—Dealership Operations, and non-employee directors, including: Ronald J. Krause, Harold D. Marshall and Thomas A. Akin own 57.47%, 1.95%, 0.41%, 5.00%, 2.05%, and 0.41%, respectively, of Texstar’s capital stock.  W. Marvin Rush, W.M. “Rusty” Rush and Thomas A. Akin are also members of Texstar’s Board of Directors.  The Company’s loans with Texstar (i) were made in the ordinary course of business; (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender; and (iii) did not involve more than the normal risk of collectability or present other unfavorable features.  As of April 1, 2008, the total principal outstanding under all of these loans totaled $329,611.  In December 2006, Texstar and the Company entered into a five-year lease agreement, pursuant to which Texstar is leasing office space from a subsidiary of the Company on arms-length terms at a monthly rate of $12,153.  Upon termination of the initial five-year term, Texstar has the option to extend the lease agreement for an additional five-year term.  Texstar made lease payments totaling $145,836 in 2007.

The Company owns and operates a jet aircraft in connection with its business.  The Company generally limits personal usage of the aircraft to the Chairman and to the Chief Executive Officer; provided, however, with the prior permission of the Company’s Chairman or Chief Executive Officer, other employees and members of the Board of Directors may also use the Company’s aircraft for personal purposes to the extent it is not being utilized for Company business.  While the Company does not charge for such use of its aircraft for personal purposes, it does report as taxable income to the Internal Revenue Service the value of the transportation services rendered based upon Internal Revenue Service formulas.

Former Executive Vice President and member of the Company’s Board of Directors, Robin M. Rush, left the Company in June 2003.  Robin M. Rush is the son of W. Marvin Rush and brother of W.M. “Rusty” Rush.  Pursuant to his employment agreement, Robin M. Rush elected to receive a continuation of his base salary and benefits available to other employees through the unexpired term of his employment agreement of four years.  Robin M. Rush received severance benefits totaling $112,522 during 2007.

The Company’s Audit Committee reviews and approves all “related-person transactions” (as defined by the SEC) as required by the NASDAQ® Global Select Market and the applicable rules of the SEC.  The Audit Committee periodically reassesses these transactions to ensure their continued appropriateness.  These responsibilities are set forth in the Audit Committee charter.  All of the above transactions have been previously approved by the Board of Directors.

PROPOSALS FOR 2009 ANNUAL MEETING

The deadline for submission of shareholder proposals pursuant to Rule 14a-8 of the Exchange Act (“Rule 14a-8”) for inclusion in the Company’s proxy statement for its 2009 Annual Meeting of Shareholders is December 16, 2008.  The proposal should be sent to the Secretary of the Company.  For a proper shareholder proposal submitted outside of the process provided by Rule 14a-8 to be eligible for presentation at the 2009 Annual Meeting of Shareholders, timely notice thereof must be received by the Company no earlier than December 16, 2008, and no later than January 15, 2009.

HOUSEHOLDING

In an effort to reduce printing costs and postage fees, the Company has adopted a practice approved by the Securities and Exchange Commission called “householding.”  Under this practice, certain stockholders who have the same address and last name will receive only one copy of this Proxy Statement and the Company’s Annual Report on Form 10-K, unless one or more of these stockholders notifies the Company that he or she wishes to continue receiving individual copies.  Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one copy of this Proxy Statement and the Company’s Annual Report on Form 10-K, and would like to request a separate copy of these materials, or you do not wish to participate in householding in the future, please (1) mail such request to Rush Enterprises, Inc., Attn: Chief Compliance Officer, 555 IH 35 South, Suite 500, New Braunfels, Texas 78130, or (2) contact our Chief Compliance Officer at (830) 626-5200.  Similarly, you may also contact the Company if you received multiple copies of the Company’s proxy materials and would prefer to receive a single copy in the future.

OTHER MATTERS

As of the date of this proxy statement, management does not intend to present any other items of business and is not aware of any matters to be presented for action at the Annual Meeting other than those described above.  However, if any other matters should properly come before the Annual Meeting to be held on May 20, 2008 it is the intention of the persons named as proxies in the accompanying proxy card to vote in accordance with their best judgment on such matters.

An electronic copy of our Annual Report on Form 10-K filed with the SEC on March 13, 2008 is available free of charge on our website at www.rushenterprises.com.  A paper copy of the Annual Report on Form 10-K may be obtained upon written request to:

Rush Enterprises, Inc.
555 IH-35 South
New Braunfels, Texas 78130
Attention: Chief Compliance Officer

By Order of the Board of Directors,

W. Marvin Rush
Chairman

San Antonio, Texas
April 9, 2008

APPENDIX A

RUSH ENTERPRISES, INC.
AMENDED AND RESTATED
2006 NON-EMPLOYEE DIRECTOR STOCK PLAN

1.             Purpose. This Rush Enterprises, Inc. Amended and Restated 2006 Non-Employee Director Stock Plan (the “Plan”) sponsored by Rush Enterprises, Inc., a Texas corporation (the “Company”), is adopted for the benefit of the directors of the Company who at the time of their service are not employees of the Company or any of its subsidiaries (“Non-Employee Directors”), and is intended to advance the interests of the Company by providing the Non-Employee Directors with additional incentive to serve the Company by increasing their proprietary interest in the success of the Company.

2.             Administration. The Plan shall be administered by the Board of Directors of the Company (the “Board”) or a committee of the Board which shall consist solely of two or more directors appointed by the Board who are not employees of the Company (the Board acting in such capacity or such committee being referred to as the “Committee”).  For the purposes of the Plan, a majority of the members of the Committee shall constitute a quorum for the transaction of business, and the vote of a majority of those members present at any meeting shall decide any question brought before that meeting.  In addition, the Committee may take any action otherwise proper under the Plan by the affirmative vote, taken without a meeting, of a majority of its members. No member of the Committee shall be liable for any act or omission of any other member of the Committee or for any act or omission on his own part, including but not limited to the exercise of any power or discretion given to him under the Plan, except those resulting from his own gross negligence or willful misconduct.  Except as otherwise expressly provided for herein, all questions of interpretation and application of the Plan, or as to an option (“Option”) or stock award (“Stock Award”) granted hereunder (an “Option” and “Stock Award” sometimes hereinafter referred to as an “Award” or collectively as “Awards”), shall be subject to the determination, which shall be final and binding, of a majority of the whole Committee.  The Committee may not amend or replace outstanding Options in a transaction that constitutes a repricing without the approval of the shareholders of the Company.  For these purposes, a cancellation, exchange or other modification to an outstanding Option that occurs in connection with a merger, acquisition, spin-off or other corporate transaction, including under Section 12 will not be deemed a repricing.

3.             Shares Available for Awards.

(a)           Aggregate Number of Shares Available for Awards.  The aggregate number of shares of the Company’s Class A Common Stock, $.01 par value (or such other par value as may be designated by act of the Company’s shareholders) (the “Common Stock”), with respect to which Options or Stock Awards may be granted under the Plan shall not exceed 1,500,000 shares (as adjusted pursuant to the 3-for-2 stock split effected by the Company on October 10, 2007); provided, that the class and aggregate number of shares which may be subject to such Options or Stock Awards granted hereunder shall be subject to adjustment in accordance with the provisions of Section 8 hereof. Such shares may be treasury shares or authorized but unissued shares.

(b)           Expired, Terminated or Forfeited Shares.  In the event that any outstanding Option or Stock Award for any reason shall expire, terminate, or be forfeited by reason of (i) the death of a Non-Employee Director, (ii) the fact that the Non-Employee Director ceases to be a director, (iii) the surrender of any such Award, or (iv) any other cause, the shares of Common Stock allocable to the unexercised or unvested portion of such Option or Stock Award may again be subject to an Award under the Plan.

4.             Options.

(a)           Grant of Options.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Options to a Non-Employee Director in such amounts as the Committee shall determine, in its sole and absolute discretion.

(b)           Exercise Price of Options.  The exercise price per share of Common Stock covered by an Option granted pursuant to the Plan shall be not less than 100% of the fair market value, as defined in paragraph (e) of this Section 4, of a share of Common Stock on the date such Option is granted.

(c)           Duration of Options. Each Option granted under the Plan shall be exercisable for a term of ten years from the date of grant, subject to earlier termination as provided in paragraph (g) of this Section 4.

(d)           Amount Exercisable. Each Option granted pursuant to the Plan shall be fully exercisable on the date of grant.

(e)           Exercise of Options. Payment of the purchase price of the shares of Common Stock subject to an Option granted hereunder may be made (i) in cash or cash equivalents (including certified check or bank check payable to the order of the Company), (ii) by tendering previously acquired shares of Common Stock (either actually or by attestation, valued at their then “fair market value”), (iii) in shares of Common Stock withheld by the Company from the shares of Common Stock otherwise issuable to the optionee as a result of the exercise of the Option, or (iv) by any combination of any the foregoing.  Subject to the terms and conditions of this Plan, an Option may be exercised by written notice to the Company at its principal office, attention of the Secretary.  Such notice shall (i) state the election to exercise such Option, the number of shares in respect of which it is being exercised and the manner of payment for such shares and (ii) be signed by the person or persons so exercising such Option and, in the event such Option is being exercised pursuant to paragraph (f) of this Section 4 by any person or persons other than the optionee, accompanied by appropriate proof of the right of such person or persons to exercise such Option.  If payment of the purchase price of the shares is being paid in cash or by tendering previously acquired shares of Common Stock, such notice shall be accompanied by payment of the full purchase price of such shares.  All cash and Common Stock payments shall, in either case, be delivered to the Company at its principal office, attention of the Secretary.  All shares issued as provided herein will be fully paid and nonassessable.

For purposes of this paragraph (e), the “fair market value” of a share of Common Stock as of any particular date shall mean:

(i) if the respective shares of Common Stock are listed on any established stock exchange or a national market system, including without limitation, the NASDAQ® Global Select Market, NASDAQ® Global Market or NASDAQ® Capital Market, the fair market value will be the closing sales price of such respective shares (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange or system with the greatest volume of trading in the respective Shares) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(ii) if the respective shares of Common Stock are regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, but selling prices are not reported, the fair market value of such respective shares will be the mean between the high bid and high asked prices for such shares on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii) in the absence of an established market for such respective shares of Common Stock of the type described in (i) and (ii), above, the fair market value thereof will be determined by the Committee in good faith.

(f)            Transferability of Options. Options shall not be transferable by the optionee other than by will or under the laws of descent and distribution, and shall be exercisable, during his lifetime, only by the optionee.

(g)           Termination. Except as may be otherwise expressly provided herein, each Option, to the extent it shall not previously have been exercised, shall terminate on the earliest of the following:

(1)           On the last day of the thirty-day period commencing on the date on which the optionee ceases to be a member of the Board, for any reason other than the death or permanent disability of the optionee or his resignation after five years of service;

(2)           On the last day of the one-year period commencing on the date on which the optionee ceases to be a member of the Board because of permanent disability;

(3)           On the last day of the one-year period commencing on the date of the optionee’s death while serving as a member of the Board (during which period the executor or administrator of the optionee’s estate or the person or persons to whom the optionee’s Option shall have been transferred by will or the laws of descent or distribution, shall be entitled to exercise the Option in respect of the number of shares that the optionee would have been entitled to purchase had the optionee exercised the Option on the date of his death);

(4)           On the last day of the one-year period commencing on the date an optionee who has had at least five years of service on the Board resigns from the Board; and

(5)           Ten years after the date of grant of such Option.

Unless otherwise specifically provided in an Award agreement, for purposes of this paragraph (g), “permanent disability” means permanent and total disability within the meaning of section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

 (h)          No Rights as Shareholder. No optionee shall have rights as a shareholder with respect to shares of Common Stock covered by an Option until shares are issued to the optionee upon the exercise of such Option; and, except as otherwise provided in Section 8 hereof, no adjustment for dividends, or otherwise, shall be made if the record date therefor is prior to the date of issuance of such shares.

5.             Stock Awards.

(a)           Grant of a Stock Award.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant a Stock Award in the form of an outright grant of shares of Common Stock or in the form of restricted stock (“Restricted Stock Awards”) to a Non-Employee Director in such amounts as the Committee shall determine, in its sole and absolute discretion.

(b)           Award Restrictions.  The Committee may impose such terms, conditions, and/or restrictions as the Committee deems appropriate on any Restricted Stock Award. Such terms, conditions, and/or restrictions may include, but not be limited to, the requirement that a Non-Employee Director pay a purchase price for each share of Common Stock subject to the Award, restrictions on transferability, requirements regarding continued service as a member of the Board or other time-based restrictions, or the achievement of individual performance goals or attainment of pre-established performance targets.  The period of vesting and the lapsing of any applicable forfeiture restrictions shall be established by the Committee at the time of grant.

(c)           Transferability.  Except as may otherwise be provided by the Committee or the terms of any Restricted Stock Award agreement, shares subject to a Restricted Stock Award shall generally not be transferable until all forfeiture restrictions applicable to such Restricted Stock Award have lapsed or, in the sole and absolute discretion of the Committee, cancelled.  Once the forfeiture restrictions have lapsed or been cancelled, the shares of Common Stock that were subject to the Restricted Stock Award shall, subject to any restrictions under applicable securities laws, become freely transferable.  Any Restricted Stock Award granted under the Plan may be evidenced in such manner as the Committee deems appropriate, including, without limitation, book entry registration or issuance of a stock certificate or certificates.  The Company may retain the certificates, if any, representing the shares of Common Stock that are subject to a Restricted Stock Award in the Company’s possession until such time as all conditions and/or restrictions applicable to such shares of Common Stock have been satisfied.

(d)           Rights as Shareholders.  During the period in which any restricted shares of Common Stock are subject to forfeiture restrictions imposed under paragraph (b) of this Section 5, the Committee may, in its sole discretion, grant to the Non-Employee Director to whom such restricted shares have been awarded, all or any of the rights of a shareholder with respect to such shares, including, but not limited to, the right to vote such shares and to receive dividends.

6.             Written Agreement. Each Option or Stock Award granted hereunder shall be, to the extent necessary, embodied in a written Award agreement, which shall be subject to the terms and conditions of this Plan, as applicable, and shall be signed by the Non-Employee Director and by the appropriate officer of the Company for and in the name and on behalf of the Company.  Such an Award agreement shall contain the specific terms applicable to the Non-Employee Director’s Award and shall contain such other provisions as the Committee in its sole discretion shall deem advisable.

7.             Requirements of Law. The Company shall not be required to sell or issue any shares under any Option or Stock Award if the issuance of such shares shall constitute a violation by the Non-Employee Director or the Company of any provisions of any law or regulation of any governmental authority.  Each Option and Stock Award granted under the Plan shall be subject to the requirement that, if at any time the Board or the Committee shall determine that the listing, registration or qualification of the shares subject thereto upon any securities exchange or under any state or federal law of the United States or of any other country or governmental subdivision thereof, or the consent or approval of any governmental regulatory body, or investment or other representations, are necessary or desirable in connection with the issue or purchase of shares subject thereto, no such Option or Stock Award may be exercised in whole or in part unless such listing, registration, qualification, consent, approval or representation shall have been effected or obtained free of any conditions not acceptable to the Board.  If required at any time by the Board or the Committee, an Option may not be exercised and any restrictions applicable to a Stock Award shall not lapse until the Non-Employee Director has delivered an investment letter to the Company.  In addition, specifically in connection with the Securities Act of 1933 (as now in effect or hereafter amended), upon exercise of any Option, or the lapsing of any restrictions applicable to a Stock Award, the Company shall not be required to issue the underlying shares unless the Committee has received evidence satisfactory to it to the effect that the holder of such Award will not transfer such shares except pursuant to a registration statement in effect under such Act or unless an opinion of counsel satisfactory to the Company has been received by the Committee to the effect that such registration is not required.  Any determination in this regard by the Committee shall be final, binding and conclusive.  In the event the shares issuable on exercise of an Option or Stock Award are not registered under the Securities Act of 1933, the Company may imprint on the certificate for such shares the following legend or any other legend which counsel for the Company considers necessary or advisable to comply with the Securities Act of 1933:

The shares of stock represented by this certificate have not been registered under the Securities Act of 1933 or under the securities laws of any state and may not be sold or transferred except upon such registration or upon receipt by Rush Enterprises, Inc., a Texas corporation (the “Corporation”) of an opinion of counsel satisfactory, in form and substance, to the Corporation that registration is not required for such sale or transfer.

The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) and, in the event any shares are so registered, the Company may remove any legend on certificates representing such shares. The Company shall not be obligated to take any other affirmative action in order to cause the exercise of an Option or the issuance of shares pursuant thereto, or pursuant to the terms of a Stock Award to comply with any law or regulation of any governmental authority.

8.             Changes in the Company’s Capital Structure. In the event of any stock dividends, stock splits, recapitalizations, combinations, exchanges of shares, mergers, consolidation, liquidations, split-ups, split-offs, spin-offs, or other similar changes in capitalization, or any distribution to shareholders, including a rights offering, other than regular cash dividends, changes in the outstanding stock of the Company by reason of any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any similar capital adjustment or the payment of any stock dividend, any share repurchase at a price in excess of the market price of the Common Stock at the time such repurchase is announced or other increase or decrease in the number of such shares, the Committee shall make appropriate adjustment (a) in the aggregate number and kind of shares authorized by the Plan and (b) in the number, kind and price, as applicable, of any outstanding Awards granted under the Plan (or, if deemed appropriate, the Committee may, where applicable, make provision for a payment of cash or property to the holder in cancellation of an outstanding Award with respect to which Common Stock has not been previously issued); provided, however, that no such adjustment shall increase the aggregate value of any outstanding Option or Stock Award.

In the event of any adjustment in the number of shares covered by any Award, any fractional shares resulting from such adjustment shall be disregarded and each such Award shall cover only the number of full shares resulting from such adjustment.

9.             Amendment or Termination of Plan.  The Board may at any time and from time to time modify, revise or amend the Plan in such respects as the Board may deem advisable in order that Options or Stock Awards granted hereunder may conform to any changes in the law or in any other respect that the Board may deem to be in the best interests of the Company; provided, however, that without approval by the shareholders of the Company, no such amendment shall make any change in the Plan for which shareholder approval is required in order to comply with any rules for listed companies promulgated by any national securities exchange on which the Common Stock is traded or any other applicable rule or law.  All Options and Stock Awards granted under the Plan shall be subject to the terms and provisions of the Plan and, except as otherwise provided in the Plan, any amendment, modification or revision of the Plan shall be deemed to amend, modify or revise all Options and Stock Awards outstanding under the Plan at the time of the amendment, modification or revision.  The Board may terminate the Plan at any time.  The rights of any Non-Employee Director with respect to any Award granted under the Plan that is outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination of the Plan and shall continue in accordance with the terms of the Award and of the Plan.

10.           Indemnification of Committee.  The Company shall indemnify each present and future member of the Committee against any action, suit or proceeding in which he may be involved by reason of his being or having been a member of the Committee.  Each member of the Committee shall be entitled, without further act on his part, to indemnity from the Company for all expenses (including the amount of judgments and the amount of approved settlements made with a view to the curtailment of costs of litigation, other than amounts paid to the Company itself) reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his being or having been a member of the Committee, whether or not he continues to be such member of the Committee at the time of incurring such expenses.  Such indemnity, however, shall not include any expenses incurred by any such member of the Committee (i) in respect of matters as to which he shall be finally adjudged in any such action, suit or proceeding to have been guilty of gross negligence or willful misconduct in the performance of his duty as such member of the Committee, or (ii) in respect of any matter in which any settlement is effected, to an amount in excess of the amount approved by the Company on the advice of its legal counsel.  No right of indemnification under the provisions set forth herein shall be available to or enforceable by any such member of the Committee unless, within sixty (60) days after institution of any such action, suit or proceeding, he shall have offered the Company, in writing, the opportunity to handle and defend same at its own expense.  The foregoing right of indemnification shall inure to the benefit of the heirs, executors or administrators of each such member of the Committee and shall be in addition to all other rights to which such member of the Committee may be entitled to as a matter of law, contract, or otherwise.  Nothing in this Section 10 shall be construed to limit or otherwise affect any right to indemnification, or payment of expense, or any provisions limiting the liability of any officer or director of the Company or any member of the Committee, provided by law, the Articles of Incorporation of the Company or otherwise.

11.           Effective Date of Plan. The Plan as amended and restated shall become effective upon its approval by the shareholders of the Company.

ANNUAL MEETING OF SHAREHOLDERS OF

RUSH ENTERPRISES, INC.

May 20, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

(1) ELECTION OF DIRECTORS

NOMINEES:

☐	FOR ALL NOMINEES	☐ W. Marvin Rush
☐ W.M. “Rusty” Rush
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ Ronald J. Krause
☐ James C. Underwood ☐ Harold D. Marshall
☐	FOR ALL EXCEPT (See instructions below)	☐ Thomas A. Akin

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

		FOR	AGAINST	ABSTAIN

(2)	PROPOSAL TO APPROVE THE ADOPTION OF THE AMENDED AND RESTATED 2006 NON-EMPLOYEE DIRECTOR STOCK PLAN.	☐	☐	☐

(3)	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.	☐	☐	☐

all as more particularly described in the Proxy Statement dated April 9, 2008, relating to the Annual Meeting, receipt of which is hereby acknowledged. The undersigned shareholder also acknowledges receipt of the Notice of Annual Meeting of Shareholders.

To change the address on your account, please check the box and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee, guardian or in another representative capacity, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

RUSH ENTERPRISES, INC.

PROXY – ANNUAL MEETING OF SHAREHOLDERS –  MAY 20, 2008
This Proxy is solicited on behalf of the Board of Directors

The undersigned shareholder of Rush Enterprises, Inc. (the “Company”) hereby appoints Steven L. Keller and Martin A. Naegelin, Jr., and each of them, with full power of substitution, proxies of the undersigned to vote at the Annual Meeting of Shareholders of the Company to be held on Tuesday, May 20, 2008, at 10:00 a.m., local time, in the main conference room at Rush Enterprises, Inc.’s executive offices, which are located at 555 IH 35 South, Suite 500, New Braunfels, Texas 78130, and at any adjournments or postponements thereof, the number of votes that the undersigned would be entitled to cast if personally present, and particularly, without limiting the generality of the foregoing, to vote and act on the following matters and in their discretion upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this Proxy will be voted FOR the nominees listed in Proposal 1, FOR adoption of the Amended and Restated 2006 Non-Employee Director Stock Plan in Proposal 2, and FOR ratification of the appointment of Ernst & Young LLP in Proposal 3.

(Continued and to be signed on the reverse side)